Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

AERPIO PHARMACEUTICALS, INC.;

ASPEN MERGER SUBSIDIARY, INC.; and

AADI BIOSCIENCE, INC.

Dated as of May 16, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits:

Exhibit A	Form of Aspen Stockholder Support Agreement

Exhibit B	Form of Company Lock-Up Agreement

Exhibit C	Form of Aspen Lock-Up Agreement

Exhibit D	Form of Subscription Agreement

Exhibit E	Form of CVR Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 16, 2021, by and among AERPIO PHARMACEUTICALS, INC., a Delaware corporation (“Aspen”), ASPEN MERGER SUBSIDIARY, INC., a Delaware corporation and wholly owned subsidiary of Aspen (“Merger Sub”), and AADI BIOSCIENCE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A.    Aspen and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Aspen.

B.    The Parties, and any Affiliate thereof, intend that the Merger qualify as a tax free “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C.    The Aspen Board has unanimously (other than abstentions) (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Aspen and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the authorization and issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Aspen, and other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Aspen vote to approve the Aspen Stockholder Matters.

D.    The Merger Sub Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.    The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.    At the Closing, the certificate of incorporation of Aspen shall be amended and restated in the form to be mutually agreed between the Company and Aspen (the “Aspen A&R Charter”) and the bylaws of Aspen shall be amended and restated in the form to be mutually agreed between the Company and Aspen (the “Aspen A&R Bylaws”).

G.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Aspen (solely in their capacity as stockholders of Aspen) listed on Section A of the Aspen Disclosure Schedule are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Aspen Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Aspen in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

H.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Aspen’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section B of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing lock-up agreements in substantially the form attached hereto as Exhibit B (collectively, the “Company Lock-Up Agreements”).

I.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Aspen listed on Section C of the Aspen Disclosure Schedule (solely in their capacity as stockholders of Aspen) are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Aspen Lock-Up Agreements”).

J.    The Company shall use its best efforts to take all lawful action to obtain and deliver to Aspen, as expeditiously as possible, and in any event no later than six (6) hours following the execution of this Agreement, action by written consent signed by the Company stockholders listed in Section C of the Company Disclosure Schedule, in form and substance reasonably acceptable to Aspen, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

J.    Contemporaneously with the execution and delivery of this Agreement, Aspen will be entering into the Subscription Agreements, substantially in the form attached hereto as Exhibit D, with certain investors (each a “PIPE Investor” and collectively the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and Aspen has agreed to issue to the PIPE Investors, shares of Aspen Common Stock and Aspen Pre-Funded Warrants in exchange for an aggregate purchase price of at least $50,000,000 (the “PIPE Investment Amount”), on the terms and subject to the conditions set forth in the Subscription Agreements (the “PIPE Investment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1    Definitions.

a)    For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Aspen relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Aspen, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Aspen or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to or which would reasonably be interpreted to lead to any Acquisition Transaction with such Party other than the Aspen Legacy Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving (other than the Aspen Legacy Transaction):

(a)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Aspen Legacy Business or the sale, license or other disposition of any or all of the Aspen Legacy Assets by Aspen.

“Affiliate” has the meaning given to such term in Rule 145 under the Securities Act.

“Allocation Certificate” has the meaning set forth in Section 6.18.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Aspen and the Company at least ten (10) days prior to the Aspen Stockholder Meeting (the “Determination Date”).

“Aspen Associate” means any current or former employee, independent contractor, officer or director of Aspen or any of its Subsidiaries.

“Aspen Board” means the board of directors of Aspen.

“Aspen Capitalization Representations” means the representations and warranties of Aspen and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Aspen Closing Price” means the quotient (rounded to two decimal places) determined by dividing (i) the Aspen Valuation by (ii) the Aspen Outstanding Shares.

“Aspen Common Stock” means the common stock, $0.001 par value per share, of Aspen.

“Aspen Contract” means any Contract: (a) to which Aspen is a party, (b) by which Aspen is or may become bound or under which Aspen has, or may become subject to, any obligation or (c) under which Aspen has or may acquire any right or interest.

“Aspen Covered Person” means, with respect to Aspen as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Aspen Employee Plan” means any Employee Plan that Aspen or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan.

“Aspen Fundamental Representations” means the representations and warranties of Aspen and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.3, 4.4, 4.21 and 4.26.

“Aspen Fully-Diluted Shares” means the total number of shares of Aspen Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, assuming the issuance of Aspen Common Stock in respect of all Aspen Options, Aspen Warrants, and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time.

“Aspen In-the-Money Price” means the volume weighted average price of Aspen Common Stock for a five (5) trading day period, starting with the opening of trading on the first trading day of such period to the closing of the second to last trading day prior to the Effective Time, as reported by Nasdaq (or, in the event Nasdaq does not report such information, as is mutually agreed upon by the Parties).

“Aspen IP Rights” means all Intellectual Property owned, licensed or controlled by Aspen that is necessary for the operation of the business of Aspen as presently conducted.

“Aspen IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Aspen IP Rights.

“Aspen Legacy Assets” means all assets, technology and Intellectual Property of Aspen as they existed at any time prior to the date of this Agreement, including for purposes of clarity, and the tangible and intangible assets, in each case to the extent primarily used in or primarily related to Aspen’s (a) Phase 2 program of razuprotafib in glaucoma, (b) Phase 2 program of razuprotafib in COVID-19 and (c) Preclinical Tie2 activating antibodies. The business of Aspen with respect to the operation of such items (a)-(c) prior to the Closing, the “Aspen Legacy Business”).

“Aspen Legacy Transaction” has the meaning set forth in Section 5.1(c).

“Aspen Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Aspen Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of Aspen; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Aspen Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Aspen Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Aspen Common Stock may be taken into account in determining whether a Aspen Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the sale or winding down of the Aspen Legacy Business and Aspen’s operations, and the sale, license or other disposition of the Aspen Legacy Assets in compliance with the terms of the agreement and applicable law, (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (e) any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Authority in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing, (f) any change in GAAP or applicable Law or the interpretation thereof or (g) general economic or political conditions or conditions generally affecting the industries in which Aspen operates; except, in each case with respect to clauses (d), (e), and (f), to the extent disproportionately affecting Aspen relative to other similarly situated companies in the industries in which Aspen operates.

“Aspen Options” means options to purchase shares of Aspen Common Stock issued by Aspen under any Aspen Stock Plan.

“Aspen Pre-Funded Warrants” means the pre-funded warrants to purchase Aspen Common Stock, in substantially the form attached to the Subscription Agreement.

“Aspen Stockholder Support Agreements” has the meaning set forth in the recitals.

“Aspen Registered IP” means all Aspen IP Rights that are owned or exclusively licensed by Aspen that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Aspen Triggering Event” shall be deemed to have occurred if: (a) Aspen shall have failed to include in the Proxy Statement the Aspen Board Recommendation, (b) the Aspen Board or any committee thereof shall have made an Aspen Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal, (c) a tender offer or exchange offer or similar transaction constituting an Acquisition Proposal in respect of Aspen shall have been commenced by a third party, and within 10 days thereof the Board of Directors of Aspen shall have failed to recommend that Aspen stockholders reject such transaction and reaffirmed the Aspen Board Recommendation, (d) Aspen shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4), or (e) Aspen or any director, officer or agent of Aspen shall have willfully and intentionally breached the provisions set forth in Section 5.4.

“Aspen Unaudited Interim Balance Sheet” means the unaudited balance sheet of Aspen as of March 31, 2021, included in Aspen’s Report on Form 10-Q for the fiscal quarter ended March 31, 2021, as filed with the SEC.

“Aspen Warrants” means the outstanding warrants to purchase Aspen Common Stock set forth in Section 4.6(a) of the Aspen Disclosure Schedule.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“California Law” means the California Corporations Code, as amended.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, any regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Cash and Cash Equivalents” means all (a) unrestricted cash and cash equivalents and (b) marketable securities, in each case determined in accordance with GAAP, consistently applied.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, and as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.21.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (c) any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Authority in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d), and (f), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stockholder Written Consent” has the meaning set forth in the recitals.

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2021 provided to Aspen prior to the date of the Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated March 4, 2021, between the Company and Aspen.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including but not limited to the Nasdaq Reverse Split, the PIPE Investment and the CVR Agreement.

“Contract” means, with respect to any Person, any (written or verbal) agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“Determination Date” has the meaning set forth in the definition of “Anticipated Closing Date.”

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Effectiveness Deadline” has the meaning set forth in Section 6.21.

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus (including annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that is, or within the past 6 years, would be considered a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 2.8(a) of this Agreement.

“Exchange Ratio” means, subject to Section 2.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Aspen Valuation.

•	“Aspen Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Aspen Valuation by (ii) the Aggregate Valuation.

•

“Aspen Outstanding Shares” means, subject to Section 2.5(f), the total number of shares of Aspen Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Aspen Common Stock basis (excluding any securities issued in respect of PIPE Investment), and assuming, without limitation or duplication, the issuance of shares of Aspen Common Stock in respect of all Aspen Options with an exercise price that is less than the Aspen In-the-Money Price (whether or not then vested or exercisable), calculated using the treasury stock method of accounting, Aspen Warrants with an exercise price that is less than the Aspen In-the-Money Price, or other rights to receive such shares, in each case, that will be outstanding immediately after the Effective Time.

•

“Aspen Valuation” means the sum of (i) $41,000,000, minus (ii) the Lower Net Cash Amount (if any), plus (iii) the Upper Net Cash Amount (if any); provided, however, that if (i) Net Cash is less than $26,000,000 and (ii) Closing occurs prior to July 26, 2021, “Aspen Valuation” shall mean Net Cash plus $15,000,000.

•	“Company Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

•	“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Aspen Shares by (ii) the Company Allocation Percentage.

•

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis, and assuming, without limitation or duplication, the issuance of shares of Company Common Stock in respect of all Company Options (other than Company Options and restricted stock of the Company issued with respect to Approved New Hire Grants), warrants or other rights to receive such shares, in each case, that will be outstanding immediately after the Effective Time.

•	“Company Valuation” means $82,500,000.

•	“Lower Net Cash Amount” means if Net Cash is less than the Lower Target Net Cash, then the amount by which Net Cash is less than the Target Net Cash.

•	“Lower Target Net Cash” means $24,500,000; provided that such amount shall be reduced by $21,667 for each day the Anticipated Closing Date is after July 26, 2021.

•	“Post-Closing Aspen Shares” mean the quotient determined by dividing (i) the Aspen Outstanding Shares by (ii) the Aspen Allocation Percentage.

•	“Target Net Cash” means $26,000,000; provided that such amount shall be reduced by $21,667 for each day the Anticipated Closing Date is after July 26, 2021.

•	“Upper Net Cash Amount” means, if Net Cash is greater than the Upper Target Net Cash, then the amount by which Net Cash is greater than the Target Net Cash.

•	“Upper Target Net Cash” means $27,500,000; provided that such amount shall be reduced by $21,667 for each day the Anticipated Closing Date is after July 26, 2021.

“Filing Deadline” has the meaning set forth in Section 6.21.

“Good Clinical Practice” or “GCP” means the applicable requirements for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, protection of human subjects, financial disclosure by clinical investigators, and institutional review boards, including as promulgated by FDA at 21 C.F.R. Parts 50, 54, 56 and 312, as well as the International Conference on Harmonization Guideline E6(R2) Good Clinical Practice, or any comparable applicable Laws outside the United States.

“Good Laboratory Practice” or “GLP” means the applicable requirements for conducting non-clinical studies, including as promulgated by FDA at 21 C.F.R. Part 58, or any comparable applicable Laws outside the United States.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, supra-national, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Aspen, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Accounting Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” means as of the Cash Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Aspen’s audited financial statements (including any related notes) and unaudited interim balance sheet, Aspen’s (i) the sum of (without duplication) Aspen’s Cash and Cash Equivalents minus (ii) the sum of (without duplication) (a) all accounts payable and accrued expenses (other than accrued expenses which are Aspen’s Transaction Costs) and other current and long-term liabilities payable in cash or other obligation for borrowed money, (b) all payments due solely as a result of the Contemplated Transactions that are not Aspen’s Transaction Costs minus (iii) all of Aspen’s unpaid Transaction Costs minus (iv) 50% of all costs, expenses and liabilities related to Transaction Litigation up to $500,000, and 100% of all costs, expenses and liabilities related to Transaction Litigation exceeding $500,000 will be fully borne by Aspen and will be deducted from Net Cash,minus (v) all payables or obligations, whether absolute, contingent or otherwise, related to Aspen’s lease obligations listed on Schedule I of the Aspen Disclosure Schedule (net of any rights of Aspen to receive payments relating to the property subject to such lease obligation under a sublease or otherwise that are reasonably likely to be utilized by Aspen and/or Surviving Corporation on or following the Closing) minus (vi) all actual and reasonably projected costs and expenses relating to the winding down of Aspen’s prior research and development activities calculated in a manner consistent with the calculations included in, Schedule I of the Aspen Disclosure Schedule, plus (vii) all prepaid Aspen expenses that are reasonably likely to be utilized by Aspen and/or Surviving Corporation on or following the Closing and listed on Schedule I of the Aspen Disclosure Schedule minus (viii) the aggregate costs for obtaining the D&O tail insurance policy under Section 7.9(d), plus (ix) the amount of any net cash consideration (including as a result of liquidating any non-cash consideration) (less any related liabilities or obligations) received by Aspen for any Aspen Legacy Transaction prior to Closing, and minus (x) any Liabilities resulting from or in connection with the application of Section 280G of the Code in connection with the Contemplated Transactions, and minus (xi) any unpaid costs, expenses, fees or other liabilities, including any indebtedness, occurring prior to or resulting from acts, omissions or circumstance related to Aspen occurring prior to the Closing and to the extent not already excluded under clauses (i) through (xi) above. Notwithstanding the foregoing, Net Cash shall not be affected by (y) amounts related to consultants due diligence costs for the benefit of the Surviving Corporation to the extent such amounts do not exceed $150,000; provided, however, that any amount in excess of $150,000 will be a deduct from Net Cash, or (z) any portion of the annual D&O premium renewal due on or about August 1, 2021 that is attributable to the Surviving Corporation after the Anticipated Closing Date. For illustrative purposes only, a sample statement of Net Cash as of the date described therein is set forth on Schedule I of the Aspen

Disclosure Schedule. For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including milestone or royalty payments, in connection with the Aspen Legacy Transaction will not adjust Net Cash unless (and only to the extent that) such amounts are actually received, and no longer subject to any contingency, by Aspen.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Aspen, such actions taken in the ordinary course of its normal operations and consistent with its past practices, including such actions as required to comply with, or advisable under, any COVID-19 Measures; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Aspen shall also include actions required to effect and effecting, in one or more transactions, or the sale, license or other disposition of any or all of the Aspen Legacy Assets; provided, however, that to the extent such sale, license or other disposition results in ongoing post-Closing obligations to Aspen or Company, prior written consent of the Company to the terms of such sale, license or other disposition shall be obtained pursuant to Section 5.1(c) of this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Aspen.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Aspen Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Aspen, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means any data or information in any medium relating to an identified or identifiable individual, browser, or device and any other data or information that constitutes personal information or personally identifiable information under any applicable Law and includes, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit card or other financial information, or customer or account number, IP address, cookie information or other unique identifiers. An identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity. Personal Data shall include Protected Health Information as defined under the Health Insurance Portability and Accountability Act of 1996 as amended (“HIPAA”) at 45 CFR 164.103.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in the Recitals hereto.

“PIPE Investor” has the meaning set forth in the Recitals.

“Privacy Laws” means (a) all Laws relating to the processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization; (b) all regulatory and self-regulatory guidelines and published interpretations by Governmental Authorities

“Prospectus” has the meaning set forth in Section 6.21.

“Registrable Shares” has the meaning set forth in Section 6.21.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Resale Shelf Registration Statement” has the meaning set forth in Section 6.21.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subscription Agreement” means the Subscription Agreement attached hereto as Exhibit D, among Aspen and the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase the number of shares of Aspen Common Stock and Aspen Pre-Funded Warrants set forth therein in connection with the PIPE Investment.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Aspen Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Aspen’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any U.S. federal, state or local, non-U.S. or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, imputed underpayment, escheat, unclaimed property tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, including any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise by operation of Law, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Costs” means with respect to any Person, the sum of (a) the cash cost of any change of control payments or severance payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (b) the cash cost of any retention payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (c) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by such Person and its Subsidiaries, (d) the employer portion of any payroll, employment or similar Taxes incurred in connection with the payments described in the foregoing clauses (a) through (c), (e) only with respect to Aspen: (i) fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto, (ii) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto, and (iii) the aggregate costs for obtaining the D&O tail insurance policy under Section 7.9(d).

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving Aspen, the Aspen Board, any committee thereof or any of Aspen’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Transactions (including any such Legal Proceeding based on allegations that Aspen’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Aspen Board or any officer of Aspen).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2021 Plans	6.3(a)

409A Plan	3.17(h)

Agreement	Preamble

Approved New Hire Grants	5.2(b)(ii)

Aspen	Preamble

Aspen A&R Bylaws	Recitals

Aspen A&R Charter	Recitals

Aspen Board Adverse Recommendation Change	6.3(b)

Aspen Board Recommendation	6.3(b)

Aspen Closing Price	1.1(a)

Aspen Disclosure Schedule	Section 4

Aspen Employee Plan	4.17(c)

Aspen ESPP	4.6(c)

Aspen Intervening Event	6.3(c)

Aspen Lock-Up Agreements	Recitals

Aspen Material Contract	4.13(a)

Aspen Permits	4.14(b)

Aspen Product Candidates	4.14(d)

Term	Section
Aspen Regulatory Permits	4.14(d)

Aspen Real Estate Leases	4.11

Aspen SEC Documents	4.7(a)

Aspen Stock Plans	4.6(c)

Aspen Stockholder Matters	6.3(a)

Aspen Stockholder Meeting	6.3(a)

Aspen Stockholder Support Agreement	Recitals

Capitalization Date	4.6(a)

Cash and Cash Equivalents	1.1(a)

Certificate of Merger	2.3

Certification	4.7(a)

Closing	2.3

Closing Date	2.3

Company	Preamble

Company Board Recommendation	6.2(c)

Company Disclosure Schedule	Section 3

Company Employee Plan	3.17(d)

Company Financials	3.7(a)

Company Material Contract	3.13(a)

Company Plan	3.6(c)

Company Permits	3.14(b)

Company Preferred Stock	3.6(a)

Company Product Candidates	3.14(d)

Company Real Estate Leases	3.11

Company Regulatory Permits	3.14(d)

Term	Section
Company Stock Certificate	2.7

Company Termination Fee	10.3(b)

Costs	6.9(a)

COVID-19 Measures	5.1(a)

CVR	2.6(a)

CVR Agreement	2.6(a)

D&O Indemnified Parties	6.9(a)

Disqualification Event	4.22

Dissenting Shares	2.10(a)

Drug Regulatory Agency	3.14(c)

Effective Time	2.3

Effectiveness Deadline	6.21

End Date	10.1(b)

Exchange Agent	2.8(a)

Exchange Fund	2.8(a)

FDA	3.14(c)

Filing Deadline	6.21

Form S-4	6.1(a)

GAAP	3.7(a)

Grant Date	3.6(f)

Health Care Laws	3.14(a)

ICH	3.14(a)

Investor Agreements	6.15

Liability	3.9

Merger	Recitals

Term	Section
Merger Sub	Preamble

Nasdaq Reverse Split	6.18

Notice Period	6.2(d)

PIPE Investment	Recitals

PIPE Investment Amount	Recitals

PIPE Investor	Recitals

Pre-Closing Period	5.1(a)

Prospectus	6.21

Proxy Statement	6.1(a)

Registrable Shares	6.21

Required Company Stockholder Vote	3.4

Required Aspen Stockholder Vote	4.4

Resale Shelf Registration Statement	6.21

Stockholder Notice	6.2(b)

Surviving Corporation	2.1

1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Aspen Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Aspen Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the calendar day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party of its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Aspen.

2.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7, 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Aspen and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Aspen and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that immediately prior to the Effective Time, the Company shall file an amendment to its certificate of incorporation to change the name of the Company to Aadi Subsidiary, Inc. or such other name as the Company may reasonably determine prior to filing such amendment, such that following the Merger, the name of the Surviving Corporation will be Aadi Subsidiary, Inc. or such other name as the Company may reasonably determine prior to filing such amendment;

(b)    the certificate of incorporation of Aspen shall be amended and restated in the form of the Aspen A&R Charter by filing the Aspen A&R Charter with the Secretary of State of the State of Delaware and the bylaws of Aspen shall be amended and restated in the form of the Aspen A&R Bylaws, in order to (i) change the name of Aspen to “Aadi Bioscience, Inc.”, (ii) as contemplated by Section 6.18, effect the Nasdaq Reverse Split, and (iii) make such other changes as are mutually agreeable to Aspen and the Company, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(c)    the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified Section 2.4(a)), until thereafter amended as provided by the DGCL and such bylaws;

(d)    the directors and officers of Aspen, each to hold office in accordance with the certificate of incorporation and bylaws of Aspen, shall be as set forth in Section 6.14; and

(e)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Aspen as set forth in Section 6.14, after giving effect to the provisions of Section 6.14.

2.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Aspen, Merger Sub, the Company or any stockholder of the Company or Aspen:

(i)    any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 2.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Aspen Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)    If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Aspen Common Stock issued in exchange for such shares of Company Capital Stock at the Effective Time will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and certificates (if any) representing such shares of Aspen Common Stock shall accordingly be marked with appropriate legends. The Company shall use its commercially reasonable efforts to take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Aspen is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)    No fractional shares of Aspen Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(d)    All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 6.5.

(e)    Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f)    If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Aspen Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Aspen Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Aspen to take any action with respect to Company Capital Stock or Aspen Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6    Contingent Value Right

(a)    Holders of Aspen Common Stock of record as of immediately prior to the Effective Time (for the avoidance of doubt, not including the PIPE Investors) shall be entitled to one contractual contingent value right (a “CVR”) issued by Aspen subject to and in accordance with the terms and conditions of the CVR Agreement, attached hereto as Exhibit E (the “CVR

Agreement”), for each share of Aspen Common Stock held by such holders. Notwithstanding anything herein to the contrary, the Parties shall be entitled to modify the CVR Agreement, prior to the execution thereof, to accommodate any reasonable comments by the Rights Agent.

(b)    At or prior to the Effective Time, Aspen shall authorize and duly adopt, execute and deliver, and will ensure that Rights Agent (as defined in the CVR Agreement) execute and deliver, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of CVR). Aspen and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to shall ensure that the CVRs are, and Aspen shall not issue or distribute any CVRs unless such issuance and distribution is, not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(c)    Aspen, the Rights Agent shall, at or prior to the Effective Time, duly authorize, execute and deliver the CVR Agreement.

2.7    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.8.

2.8    Surrender of Certificates.

(a)    On or prior to the Closing Date, the Parties shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Aspen shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Aspen Common Stock issuable pursuant to Section 2.5(a) in exchange for shares of Company Capital Stock. The Aspen Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Aspen may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry shares of Aspen Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Aspen: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Aspen Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Aspen Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Aspen may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Aspen Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Aspen against any claim suffered by Aspen related to the lost, stolen or destroyed Company Stock Certificate as Aspen may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Aspen that such Taxes have been paid or are not applicable.

(c)    No dividends or other distributions declared or made with respect to Aspen Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Aspen Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one year after the Closing Date shall be delivered to Aspen upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.8 shall thereafter look only to Aspen for satisfaction of their claims for Aspen Common Stock, and any dividends or distributions with respect to shares of Aspen Common Stock.

(e)    Each of the Exchange Agent, Aspen and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Aspen Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9    Calculation of Net Cash.

(a)    No later than the Determination Date, Aspen will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Aspen’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Aspen’s Chief Financial Officer. Aspen shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if reasonably requested by the Company, Aspen’s accountants and counsel at reasonable times and upon reasonable notice. The Net Cash Calculation shall include Aspen’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio.

(b)    No later than three (3) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Aspen (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c)    If, on or prior to the Response Date, the Company notifies Aspen in writing that it has no objections to the Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.9(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(d)    If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Aspen and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(e)    If Representatives of Aspen and the Company are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 2.9(d) within three days after delivery of the Dispute Notice (or such other period as Aspen and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Aspen and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Aspen or the Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Aspen and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule and the Dispute Notice, and Aspen and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Aspen and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Aspen and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Aspen and the Company, shall be final and binding on Aspen and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.9(e). The fees and expenses of the Accounting Firm shall be allocated between Aspen and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 2.9(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 2.9(a), upon resolution of the matter in accordance with this Section 2.9(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Aspen and the Company may request a redetermination of Net Cash if the Closing Date is more than 30 days after the Anticipated Closing Date.

2.10    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL or Chapter 13 of California Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL or California Law, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL or California Law. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL or California Law (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5.

(b)    The Company shall give Aspen prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Aspen shall have the right to participate in such negotiations and proceedings. The Company shall not, without Aspen’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.11     Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.12    Intended Tax Treatment. For United States federal income tax purposes (and applicable state and local), the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.13    Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent reasonably determines it is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3. Representations and Warranties of the Company.

Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to Aspen (the “Company Disclosure Schedule”), the Company represents and warrants to Aspen and Merger Sub as follows:

3.1    Due Organization; Subsidiaries.

(a)    Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(b)    Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)    The Company has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Organizational Documents. The Company has delivered or made available to Aspen accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents in any material respect.

3.3    Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, to perform its obligations hereunder and, subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by a written consent in lieu of a meeting) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve and adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Aspen and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4    Vote Required. The affirmative vote (or written consent) of each of (i) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock each outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a single class, and (ii) the holders of at least sixty percent (60%) of the outstanding shares of the Series A Preferred Stock voting as a single class on an as-converted to Company Common Stock basis (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5    Non-Contravention; Consents.

(a)    Subject to compliance with the HSR Act and any foreign antitrust Law, and to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject except as would not reasonably be expected to be material to the Company or its business;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries except as would not reasonably be expected to be material to the Company or its business;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

(b)    Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any required filings under the HSR Act and any foreign antitrust Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(c)    The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

3.6    Capitalization.

(a)    The authorized Company Capital Stock as of the date of this Agreement consists of (i) 20,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 8,015,000 shares have been issued and are outstanding as of the date of this Agreement and (ii) 7,946,166 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 7,945,870 shares have been issued and are outstanding as of the date of this Agreement, consisting of 734,218 shares of Series Seed Preferred Stock and 7,211,652 shares of Series A Preferred Stock. The Company does not hold any shares of its capital stock in its treasury.

(b)    All of the outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding securities of the Subsidiaries as set out in Section 3.6(b) of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c)    Except for the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 1,485,000 shares of Company Common Stock for issuance under the Company Plan, of which no shares have been issued and are currently outstanding, 1,345,000 have been reserved for issuance upon exercise of Company Options granted under the Company Plan, and 140,000 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant, (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price of such Company Option, (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Company Option expires and (viii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Aspen an accurate and complete copy of the Company Plan and forms of all stock option agreements approved for use thereunder. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(d)    Except for the outstanding Company Options or as set forth on Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e)    All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Company Options granted pursuant to the Company Plan, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (ii) each Company Option grant was made in all material respects in accordance with the terms of the Company Plan and all other applicable Law and (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

3.7    Financial Statements.

(a)    Section 3.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited consolidated balance sheets at December 31, 2019 and December 31, 2020, (ii) the Company Unaudited Interim Balance Sheet, (iii) the Company’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2019 and December 31, 2020 and (iv) the Company’s unaudited statements of income, cash flow and stockholders’ equity for the three months ended March 31, 2021 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)    Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets, (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)    Section 3.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Aspen accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2019.

(d)    Since January 1, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2019, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

3.8    Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between December 31, 2020 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Aspen pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9    Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), and (f) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10    Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11    Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Aspen (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12    Intellectual Property.

(a)    Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all material Company Registered IP.

(b)    Section 3.12(b) of the Company Disclosure Schedule identifies (i) all material Company Contracts pursuant to which material Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

(c)    Section 3.12(c) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d)    Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(e)    The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, or co-owned rights each as identified in Section 3.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)    To the Knowledge of the Company, all documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)    To the Knowledge of the Company, each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii)    To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company.

(iv)    Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v)    The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)    Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)    To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(f)    The Company has delivered or made available to Aspen, a complete and accurate copy of all material Company IP Rights Agreements. With respect to each of the material Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, subject to the Enforceability Exceptions and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) except as set forth in Section 3.12(f) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor its Subsidiaries, nor any other party to any such agreement, is in breach or default thereof in any material respect.

(g)    The manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any material license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right of any other Person, other than any Company IP licensed to Aspen by any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, misappropriating or otherwise violating any license or agreement with the Company or its Subsidiaries relating to any Company IP Rights.

(h)    As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. Neither the Company nor any of its Subsidiaries has received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or violates the rights of any other Person or that the Company or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i)    To the Company’s Knowledge, each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable subject to the Enforceability Exceptions.

(j)    To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(k)    Except as set forth in Sections 3.12(b), 3.12(c) or 3.12(k) of the Company Disclosure Schedule or as contained in license, distribution and service agreements entered into in the ordinary course of business by Company (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)    Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13    Agreements, Contracts and Commitments.

(a)    Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement, (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)    each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)    each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iii)    each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(iv)    each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(v)    each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(vi)    each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(vii)    each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(viii)    each Company Real Estate Lease;

(ix)    each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $50,000; or

(x)    any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b)    The Company has delivered or made available to Aspen accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14    Compliance; Permits; Restrictions.

(a)    The Company and each of its Subsidiaries are, and since January 1, 2016 have been, in material compliance with all applicable Health Care Laws including (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and Public Health Service Act (42 U.S.C. § 201 et seq.) and their implementing regulations; (ii) Good Clinical Practice, or GCP, regulations for studies that are submitted to regulatory authorities to support product approval ; and (iii) Laws regulating the use or disclosure of Personal Data collected in the conduct of clinical trials, including Protected Health Information (all of the foregoing, collectively “Health Care Laws”). No investigation, claim, suit, proceeding, audit, Order, inspection, enforcement or other materially adverse action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement or Order binding upon the Company or any of its Subsidiaries which (i) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    The Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, suspend, or terminate any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company or any of its Subsidiaries of any Health Care Laws, including Food and Drug Administration (“FDA”) regulations adopted thereunder, or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the research, development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products and drug product candidates (“Drug Regulatory Agency”).

(d)    The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been revoked, withdrawn, suspended, cancelled or terminated. The Company and each of its Subsidiaries have timely maintained and are in compliance in all material respects with the Company Regulatory Permits and have not, since January 1, 2016, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, or termination of any Company Regulatory Permit.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company or its Subsidiaries or their respective current product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Health Care Laws, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither the Company nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency, including an Institutional Review Board (“IRB”) or similar body responsible for oversight of human subjects research, requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise restrict, terminate, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current product candidates, including the Company Product Candidates, have participated. To the Knowledge of the Company, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or on behalf of the Company or its Subsidiaries has been disqualified from participating in studies involving the Company Product Candidates, and no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or product candidates by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, nor to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, and no contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or product candidates, that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or product candidates are pending or threatened against the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g)    All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company or its Subsidiaries in connection with any Company Product Candidate, since January 1, 2016, have been and are being conducted in compliance in all material respects with applicable Health Care Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements in 21 C.F.R. Parts 210, 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by the Company or its Subsidiaries, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

3.15    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.16    Tax Matters.

(a)    The Company and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(e)    No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g)    Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(h)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)    Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    Neither the Company nor any of its Subsidiaries has been, is, or immediately prior to the Closing Date will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m)    Neither the Company nor any of its Subsidiaries, has taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n)    Neither the Company nor any of its Subsidiaries has deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any similar provision of state, local, or non-U.S. law, or and any executive order relating to the deferral of any payroll or similar Taxes, any Treasury regulations or other official guidance promulgated under any of the foregoing. The Company and each of its Subsidiaries has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act. Section 3.16(n) of the Company Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits the Company and each of its Subsidiaries has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act.

3.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at will. The Company has made available to Aspen accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b)    No officer or Key Employee of the Company or any of its Subsidiaries has indicated that he or she presently intends to terminate his or her employment with the Company or the applicable Subsidiary, nor has any such officer or Key Employee threatened or expressed any intention to do so.

(c)    Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries.

(d)    Section 3.17(d) of the Company Disclosure Schedule lists all material Company Employee Plans. True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been made available to Aspen: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any governmental agency.

(e)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(f)    Each Company Employee Plan has been established, administered, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(g)    Neither the Company nor any of its ERISA Affiliates has, within the past 6 years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability employee benefit plan. No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(h)    No Company Options or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A. Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the Company 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(i)    The Company and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(j)    Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification within the past four years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(k)    There has never been, nor is there any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(l)    Neither the Company nor any of its Subsidiaries is, nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(m)    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(n)    Neither the Company nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries.

3.18    Environmental Matters. Since January 1, 2019, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2019, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2019, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in material compliance with or violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

3.19    Insurance. The Company has delivered or made available to Aspen accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

3.20    No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.21    Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2019, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22    Privacy and Data Security. The Company has materially complied with all applicable Privacy Laws and the applicable terms of any Company Material Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Data (the “Privacy Policies”) and has complied with the same, except for such noncompliance that has not, to the Knowledge of the Company had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of the Company, there have been no data security incidents, Personal Data breaches or other adverse events or incidents related to Personal Data or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Company Contract.

3.23    Accredited Investor Status. Prior to the date of this Agreement each holder of Company Capital Stock has previously represented to the Company, or the company otherwise had a reasonable basis on which to conclude, that he, she or it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

3.24    No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Aspen nor any other person on behalf of Aspen makes any express or implied representation or warranty with respect to Aspen or with respect to any other information provided to the Company, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Aspen set forth in Section 4 (in each case as qualified and limited by the Aspen Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Aspen and Merger Sub.

Subject to Section 10.1(h), except (i) as set forth in the written disclosure schedule delivered by Aspen to the Company (the “Aspen Disclosure Schedule”) or (ii) as disclosed in the Aspen SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Aspen SEC Documents shall not be deemed disclosed for the purposes of Sections 4.1(a), 4.1(b), 4.3, 4.4, 4.5 or 4.6 and (y) shall be deemed to be disclosed in a section of the Aspen Disclosure Schedule only to the extent that it is reasonably apparent form a reading of such Aspen SEC Document that it is applicable to such section of the Aspen Disclosure Schedule, Aspen and Merger Sub represent and warrant to the Company as follows:

4.1    Due Organization; Subsidiaries.

(a)    Each of Aspen and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Aspen and Merger Sub to consummate the Contemplated Transactions.

(b)    Aspen is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Aspen Material Adverse Effect.

(c)    Except as set forth on Section 4.1(c) of the Aspen Disclosure Schedule, Aspen has no Subsidiaries other than Merger Sub and Aspen does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Aspen is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Aspen has not agreed and is not obligated to make, nor is Aspen bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Aspen has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(d)    Other than Merger Sub and Aerpio Therapeutics, LLC, a Delaware limited liability company, Aspen does not have, and has never had, any Subsidiaries.

4.2    Organizational Documents. Aspen has delivered or made available to the Company accurate and complete copies of Aspen’s Organizational Documents in effect as of the date of this Agreement. Aspen is not in material breach or violation of its Organizational Documents in any material respect.

4.3    Authority; Binding Nature of Agreement. Each of Aspen and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Aspen Stockholder Vote, to consummate the Contemplated Transactions. The Aspen Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Aspen and its stockholders, (b) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the treatment of the Aspen Options pursuant to this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Aspen vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Aspen and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Aspen and Merger Sub, enforceable against each of Aspen and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Aspen Stockholder Support Agreements, the Aspen Board approved the Aspen Stockholder Support Agreements and the transactions contemplated thereby.

4.4    Vote Required. The affirmative vote of (a) at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Aspen’s capital stock is the only vote of the holders of any class or series of Aspen’s capital stock necessary to approve an Aspen Legacy Transaction (if applicable) and the issuance of the shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the issuance of the shares of Aspen Common Stock and Aspen Pre-Funded Warrants to the PIPE Investors in connection with the PIPE Investment and (b) a majority of the shares of Aspen Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Aspen’s capital stock necessary to approve an amendment to Aspen’s certificate of incorporation to effect the Nasdaq Reverse Split (collectively, the “Required Aspen Stockholder Vote”).

4.5    Non-Contravention; Consents.

(a)    Subject to compliance with the HSR Act and any foreign antitrust Law, obtaining the Required Aspen Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Aspen or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Aspen or Merger Sub;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Aspen or any of the assets owned or used by Aspen, is subject except as would not reasonably be expected to be material to Aspen or its business;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Aspen or that otherwise relates to the business of Aspen, or any of the assets owned, leased or used by Aspen except as would not reasonably be expected to be material to Aspen or its business;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Aspen Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Aspen Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Aspen Material Contract, (C) accelerate the maturity or performance of any Aspen Material Contract or (D) cancel, terminate or modify any term of any Aspen Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Aspen (except for Permitted Encumbrances).

(b)    Except for (i) any Consent set forth on Section 4.5 of the Aspen Disclosure Schedule under any Aspen Contract, (ii) the Required Aspen Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Aspen was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Aspen to consummate the Contemplated Transactions.

(c)    The Aspen Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6    Capitalization.

(a)    The authorized capital stock of Aspen consists of (i) 300,000,000 shares of Aspen Common Stock, par value $0.0001 per share, of which 47,371,482 shares have been issued and are outstanding as of May 13, 2021 (the “Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Aspen does not hold any shares of its capital stock in its treasury. As of the Capitalization Date, there are outstanding Aspen Warrants to purchase 600,000 shares of Aspen Common Stock. Section 4.6(a) of the Aspen Disclosure Schedule lists, as of the Capitalization Date (A) each record holder of issued and outstanding Aspen Warrants, (B) the number and type of shares subject to each such Aspen Warrant, (C) the exercise price of each such Aspen Warrant, (D) the termination date of each such Aspen Warrant and (E) whether and to what extent any holders of Aspen Warrants shall be required to exercise such Aspen Warrants prior to the Effective Time.

(b)    All of the outstanding shares of Aspen Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Aspen Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Aspen Common Stock is subject to any right of first refusal in favor of Aspen. Except as contemplated herein, there is no Aspen Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Aspen Common Stock. Aspen is not under any obligation, nor is Aspen bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Aspen Common Stock or other securities. Section 4.6(b) of the Aspen Disclosure Schedule accurately and completely describes all repurchase rights held by Aspen with respect to shares of Aspen Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)    Except for the Aspen 2011 Equity Incentive Plan and the Aspen 2017 Stock Option and Incentive Plan (collectively, the “Aspen Stock Plans”) and the Aspen 2017 Employee Stock Purchase Plan (the “Aspen ESPP”), and except as set forth on Section 4.6(c) of the Aspen Disclosure Schedule, Aspen does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Aspen has reserved 10,392,112 shares of Aspen Common Stock for issuance under the Aspen Stock Plans, of which 376,256 shares have been issued and are currently outstanding, 4,555,756 shares have been reserved for issuance upon exercise or settlement of Aspen Options, as applicable, granted under the Aspen Stock Plans, and 5,460,100 shares remain available for future issuance pursuant to the Aspen Stock Plans. As of the date of this Agreement, Aspen has reserved 1,350,000 shares of Aspen Common Stock for future issuance pursuant to the Aspen ESPP. Section 4.6(c) of the Aspen Disclosure Schedule sets forth the following information with respect to each Aspen Option outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Aspen

Common Stock subject to such Aspen Option at the time of grant, (iii) the number of shares of Aspen Common Stock subject to such Aspen Option as of the date of this Agreement, (iv) the exercise price of such Aspen Option, (v) the date on which such Aspen Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Aspen Option expires and (viii) whether such Aspen Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Aspen has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Aspen has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Aspen Stock Plans and any amendments thereto.

(d)    Except for the outstanding Aspen Options and Aspen Warrants or as set forth on Section 4.6(d) of the Aspen Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Aspen, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Aspen, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Aspen is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Aspen. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Aspen.

(e)    All outstanding shares of Aspen Common Stock, Aspen Options, Aspen Warrants and other securities of Aspen have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Aspen Options granted pursuant to the Aspen Stock Plans, each Aspen Option grant was made in all material respects in accordance with the terms of the Aspen Stock Plan pursuant to which it was granted and, all other applicable Law and regulatory rules or requirements.

4.7    SEC Filings; Financial Statements.

(a)    Aspen has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2019 (the “Aspen SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Aspen SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Aspen’s Knowledge, as of the time they were filed, none of the Aspen SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of January 1, 2018, all material statements, reports, schedules, forms and other documents required to have been filed by Aspen or its officers with the SEC have been so filed on a timely basis. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Aspen SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Aspen SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Aspen as of the respective dates thereof and the results of operations and cash flows of Aspen for the periods covered thereby. Other than as expressly disclosed in the Aspen SEC Documents filed prior to the date hereof, there has been no material change in Aspen’s accounting methods or principles that would be required to be disclosed in Aspen’s financial statements in accordance with GAAP. The books of account and other financial records of Aspen and each of its Subsidiaries are true and complete in all material respects.

(c)    Aspen’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Aspen, “independent” with respect to Aspen within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Aspen, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)    Except as set forth on Section 4.7(d) of the Aspen Disclosure Schedule, Aspen has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Aspen Common Stock on Nasdaq. Aspen has not disclosed any unresolved comments in the Aspen SEC Documents.

(e)    Since January 1, 2019, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Aspen, the Aspen Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Since January 1, 2019, neither Aspen nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Aspen, (ii) any fraud, whether or not material, that involves Aspen, Aspen’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Aspen or (iii) any claim or allegation regarding any of the foregoing.

(f)    Except as set forth on Section 4.7(f) of the Aspen Disclosure Schedule, Aspen is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)    Aspen maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Aspen maintains records that in reasonable detail accurately and fairly reflect Aspen’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Aspen Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Aspen’s assets that could have a material effect on Aspen’s financial statements. Aspen has evaluated the effectiveness of Aspen’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Aspen SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Aspen has disclosed to Aspen’s auditors and the Audit Committee of the Aspen Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Aspen’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Aspen’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Aspen SEC Documents filed prior to the date hereof, Aspen has not identified any material weaknesses in the design or operation of Aspen’s internal control over financial reporting.

(h)    Aspen’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Aspen in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Aspen’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

4.8    Absence of Changes. Except as set forth on Section 4.8 of the Aspen Disclosure Schedule, between December 31, 2020 and the date of this Agreement, Aspen has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Aspen Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9    Absence of Undisclosed Liabilities. Aspen does not have any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Aspen Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Aspen since the date of the Aspen Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Aspen under Aspen Contracts, (d) Liabilities incurred in connection with the Aspen Legacy Transaction or the Contemplated Transactions, (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Aspen (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), and (f) Liabilities described in Section 4.9 of the Aspen Disclosure Schedule.

4.10    Title to Assets. Aspen owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Aspen Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of Aspen as being owned by Aspen. All of such assets are owned or, in the case of leased assets, leased by Aspen free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11    Real Property; Leasehold. Aspen does not own and has never owned any real property. Aspen has made available to the Company (a) an accurate and complete list of all real properties with respect to which Aspen directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Aspen and (b) copies of all leases under which any such real property is possessed (the “Aspen Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12    Intellectual Property.

(a)    Section 4.12(a) of the Aspen Disclosure Schedule is an accurate, true and complete listing of all material Aspen Registered IP.

(b)    Section 4.12(b) of the Aspen Disclosure Schedule identifies (i) all material Aspen Contracts pursuant to which material Aspen IP Rights are licensed to Aspen (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Aspen products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Aspen and its employees in Aspen’s standard form thereof) and (ii) whether the license or licenses granted to Aspen are exclusive or non-exclusive.

(c)    Section 4.12(c) of the Aspen Disclosure Schedule accurately identifies each material Aspen Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Aspen IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Aspen IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Aspen’s benefit).

(d)    Aspen has delivered, or made available to the Company, a complete and accurate copy of all material Aspen IP Rights Agreements.

(e)    Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by Aspen, to the Knowledge of Aspen, infringes or misappropriates any valid and issued Patent right of any other Person, other than any Aspen IP licensed to Company by any other Person, which infringement or misappropriation would reasonably be expected to have a Aspen Material Adverse Effect. To the Knowledge of Aspen, no third party is infringing upon any Patents owned by Aspen within the Aspen IP Rights, or violating any license or agreement with Aspen relating to any Aspen IP Rights.

(f)    As of the date of this Agreement, Aspen is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Aspen Registered IP. Aspen has not received any written notice asserting that any Aspen Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or violates the rights of any other Person or that Aspen or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(g)    To the Knowledge of Aspen, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Aspen conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Aspen Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Aspen has or purports to have an ownership interest has been impaired as determined by Aspen in accordance with GAAP.

(h)    Except as may be set forth in the Contracts listed on Section 4.12(b) or 4.12(c) of the Aspen Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Aspen (i) Aspen is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Aspen taken as a whole and (ii) Aspen has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

4.13    Agreements, Contracts and Commitments.

(a)    Section 4.13 of the Aspen Disclosure Schedule identifies each Aspen Contract that is in effect as of the date of this Agreement, and is (any such Contract, an “Aspen Material Contract” and collectively, the “Aspen Material Contracts”):

(i)    each Aspen Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)    each Aspen Contract requiring payments by Aspen after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by Aspen or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit Aspen’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii)    each Aspen Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)    each Aspen Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)    each Aspen Contract containing (A) any covenant limiting the freedom of Aspen, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of Aspen’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi)    each Aspen Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(vii)    each Aspen Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)    each Aspen Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Aspen or any of its Subsidiaries or any loans or debt obligations with officers or directors of Aspen;

(ix)    each Aspen Contract requiring payment by or to Aspen after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Aspen, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Aspen has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Aspen has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Aspen or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Aspen or any Contract to sell, distribute or commercialize any products or service of Aspen, in each case, except for Aspen Contracts entered into in the Ordinary Course of Business;

(x)    each Aspen Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Aspen in connection with the Contemplated Transactions;

(xi)    each Aspen Real Estate Lease;

(xii)    each Aspen Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xiii)    each Aspen Contract to which Aspen is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Aspen in excess of $50,000; or

(xiv)    any other Aspen Contract that is not terminable at will (with no penalty or payment) by Aspen or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Aspen or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate or (B) that is material to the business or operations of Aspen and its Subsidiaries, taken as a whole.

(b)    Aspen has delivered or made available to the Company accurate and complete copies of all Aspen Material Contracts, including all amendments thereto. Except as set forth in Section 4.13(b) of the Aspen Disclosure Schedule, there are no Aspen Material Contracts that are not in written form. Aspen has not nor, to Aspen’s Knowledge as of the date of this Agreement, has any other party to a Aspen Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Aspen Material Contract in such manner as would permit any other party to cancel or terminate any such Aspen Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Aspen Material Adverse Effect. As to Aspen, as of the date of this Agreement, each Aspen Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Aspen Material Contract to change, any material amount paid or payable to Aspen under any Aspen Material Contract or any other material term or provision of any Aspen Material Contract.

4.14    Compliance; Permits; Restrictions.

(a)    Aspen is, and since January 1, 2016, has been in material compliance with all applicable Health Care Laws. No investigation, claim, suit, proceeding, audit, Order, inspection, enforcement or other materially adverse action by any Governmental Authority is pending or, to the Knowledge of Aspen, threatened against Aspen. There is no agreement or Order binding upon Aspen which (i) is reasonably likely to have a material adverse effect on Aspen’s ability to comply with or perform any covenant or obligation under this Agreement or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Each of Aspen and Merger Sub holds all required Governmental Authorizations which are material to the operation of the business of Aspen and Merger Sub as currently conducted (collectively, the “Aspen Permits”). Section 4.14(b) of the Aspen Disclosure Schedule identifies each Aspen Permit. Each of Aspen and Merger Sub is in material compliance with the terms of the Aspen Permits. No Legal Proceeding is pending or, to the Knowledge of Aspen, threatened, which seeks to revoke, suspend, or terminate any Aspen Permit. The rights and benefits of each Aspen Permit will be available to Aspen and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Aspen and Merger Sub as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of Aspen, threatened with respect to an alleged material violation by Aspen any Health Care Laws including, FDA regulations adopted thereunder, or any other similar Law promulgated by a Drug Regulatory Agency.

(d)    Each of Aspen and Merger Sub holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Aspen and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Aspen Product Candidates”) (the “Aspen Regulatory Permits”) and no such Aspen Regulatory Permit has been revoked, withdrawn, suspended, cancelled or terminated. Aspen has timely maintained and is in compliance in all material respects with the Aspen Regulatory Permits and neither Aspen nor Merger Sub has, since January 1, 2016, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Aspen Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, or termination of any Aspen Regulatory Permit.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Aspen or in which Aspen or its respective product candidates, including the Aspen Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Health Care Laws, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the Aspen Disclosure Schedule, neither Aspen nor Merger Sub has received any notices, correspondence, or other communications from any Drug Regulatory Agency, including an IRB or similar body responsible for the oversight of human subjects research, requiring or, to the Knowledge of Aspen, any action to place a clinical hold order on, or otherwise restrict, terminate, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Aspen or in which Aspen or its current product candidates, including the Aspen Product Candidates, have participated. To the Knowledge of Aspen, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or on behalf of Aspen has been disqualified from participating in studies involving the Aspen Product Candidates, and no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither Aspen nor, to the Knowledge of Aspen, no contract manufacturer with respect to any Aspen Product Candidate is the subject of any pending or, to the Knowledge of Aspen, threatened investigation in respect of its business or product candidates by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Aspen, Aspen and any contract manufacturer with respect to any Aspen Product Candidate has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or product candidates that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Aspen, and to the Knowledge of Aspen, any contract manufacturer with respect to any Aspen Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Aspen, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or product candidates are pending or threatened against Aspen, and to the Knowledge of Aspen, any contract manufacturer with respect to any Aspen Product Candidate, or any of its officers, employees or agents.

(g)    All manufacturing operations conducted by, or to the Knowledge of Aspen, for the benefit of, Aspen in connection with any Aspen Product Candidate, since January 1, 2016, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by Aspen, and to the Knowledge of Aspen, no manufacturing site of a contract manufacturer, with respect to any Aspen Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not be complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Aspen, neither the FDA nor any other Governmental Authority is considering such action.

4.15    Legal Proceedings; Orders.

(a)    Except as set forth in Section 4.15 of the Aspen Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Aspen, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Aspen or any Aspen Associate (in his or her capacity as such) or any of the material assets owned or used by Aspen or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which Aspen, or any of the material assets owned or used by Aspen is subject. To the Knowledge of Aspen, no officer or other Key Employee of Aspen is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Aspen or to any material assets owned or used by Aspen.

4.16    Tax Matters.

(a)    Each of Aspen and Merger Sub has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Aspen does not file Tax Returns that Aspen is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Aspen (whether or not shown on any Tax Return) have been paid. Since the date of the Aspen Unaudited Interim Balance Sheet, Aspen has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Each of Aspen and Merger Sub has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Aspen.

(e)    No deficiencies for material Taxes with respect to Aspen have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of Aspen. Aspen has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    Aspen is not a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders and landlords.

(g)    Aspen has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Aspen). Aspen does not have any material Liability for the Taxes of any Person (other than Aspen and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h)    Since January 1, 2016, Aspen has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)    Aspen has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)    Aspen has not taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Aspen, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(k)    Aspen does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    Aspen has not been, is not, or immediately prior to the Closing Date will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m)    Aspen has not deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any similar provision of state, local, or non-U.S. law, or and any executive order relating to the deferral of any payroll or similar Taxes, any Treasury regulations or other official guidance promulgated under any of the foregoing. Aspen has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus

Response Act (Public Law 116-127) and Section 2301 of the CARES Act. Section 4.17(m) of the Aspen Disclosure Schedule is an accurate and complete listing of any Tax deferrals or Tax credits Aspen has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act.

4.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of Aspen’s employees is terminable by Aspen at will. Aspen has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Aspen Associates to the extent currently effective and material.

(b)    Aspen is not a party to, bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Aspen, purporting to represent or seeking to represent any employees of Aspen.

(c)    Section 4.17(c) of the Aspen Disclosure Schedule lists all material Aspen Employee Plans. True, complete and correct copies of the following documents, with respect to each Aspen Employee Plan, where applicable, have previously been made available to the Company: (i) all documents embodying or governing such Aspen Employee Plan (or for unwritten Aspen Employee Plans a written description of the material terms of such Aspen Employee Plan) and any funding medium for the Aspen Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any governmental agency.

(d)    Each Aspen Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Aspen, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Aspen Employee Plan or the exempt status of any related trust.

(e)    Each Aspen Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including the Code ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Aspen, threatened with respect to any Aspen Employee Plan. All payments and/or contributions required to have been made with respect to all Aspen Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Aspen Employee Plan and applicable Law.

(f)    Neither Aspen nor any of its ERISA Affiliates has, within the past 6 years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Aspen nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g)    Except as set forth in Section 4.17(g) of the Aspen Disclosure Schedule, no Aspen Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Aspen does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(h)     No Aspen Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i)    Each Aspen Employee Plan that constitutes in any part a “”nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Aspen 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Aspen 409A Plan is or, when made in accordance with the terms of the Aspen 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(j)    Aspen is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Aspen: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Aspen, threatened or reasonably anticipated against Aspen relating to any employee, employment agreement or Aspen Employee Plan (other than routine claims for benefits). To the Knowledge of Aspen, there are no pending or threatened or reasonably anticipated claims or actions against Aspen, any Aspen trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Aspen is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k)    Aspen has no material liability with respect to any misclassification within the past four years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Aspen has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(l)    There has never been, nor is there currently any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Aspen. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m)    Aspen is not, nor, to Aspen’s Knowledge, has Aspen been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Aspen, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Aspen Associate, including charges of unfair labor practices or discrimination complaints.

(n)    There is no contract, agreement, plan or arrangement to which Aspen or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(o)    Except as set forth in Section 4.17(o) of the Aspen Disclosure Schedule, neither Aspen nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Aspen or any of its Subsidiaries.

4.18    Environmental Matters. Since January 1, 2019, Aspen has complied with all applicable Environmental Laws, which compliance includes the possession by Aspen of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Aspen Material Adverse Effect. Aspen has not received since January 1, 2019, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Aspen is not in compliance with any Environmental Law, and, to the Knowledge of Aspen, there are no circumstances that would reasonably be expected to prevent or interfere with Aspen’s compliance in any material respects with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Aspen Material Adverse Effect. To the Knowledge of Aspen: (i) no current or prior owner of any property leased or controlled by Aspen has received since January 1, 2019, any written notice or other communication relating to property owned or leased at any time by Aspen, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Aspen is not in material compliance with or violated any Environmental Law relating to such property and (ii) Aspen has no material liability under any Environmental Law.

4.19    Insurance. Aspen has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Aspen and Merger Sub. Each of such insurance policies is in full force and effect and Aspen and Merger Sub are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, Aspen has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Aspen and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Aspen for which Aspen has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Aspen of its intent to do so.

4.20    Transactions with Affiliates. Except as set forth in the Aspen SEC Documents filed prior to the date of this Agreement, since the date of Aspen’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by Aspen pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Aspen Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Aspen as of the date of this Agreement.

4.21    No Financial Advisors. Except as set forth on Section 4.21 of the Aspen Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Aspen.

4.22    Valid Issuance; No Bad Actor . The Aspen Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. (i) To the Knowledge of Aspen as of the date of this Agreement, and (ii) as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Aspen or, to Aspen’s Knowledge, any Aspen Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

4.23    Privacy and Data Security. Aspen and its Subsidiaries have materially complied with all applicable Privacy Laws and the applicable terms of any Aspen Material Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Aspen or any of its Subsidiaries in connection with the operation of Aspen’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. Aspen has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such noncompliance as has not to the Knowledge of Aspen had, and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. To the Knowledge of Aspen, as of the date hereof, no claims have been asserted or threatened against Aspen by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Aspen Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of Aspen, there have been no data security incidents, Personal Data breaches or other adverse events or incidents related to Personal Data or Aspen data in the custody or control of Aspen or any service provider acting on behalf of Aspen, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Aspen Contract.

4.24    PIPE Investment. Aspen has delivered to the Company true, correct and complete copy of the fully executed Subscription Agreements as in effect as of the date hereof, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase shares of Aspen Common Stock and Aspen Pre-Funded

Warrants. Each of the Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor and the Company, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. Aspen is not in material breach of any of the representations or warranties of Aspen, or terms or conditions set forth in any of the Subscription Agreements.

4.25    Listed Entity. Neither Aspen nor any of its Affiliates is a “Listed Entity.” For purposes of this Section 4.25, “Listed Entity” has the meaning given thereto in Section 4.25 of the Aspen Disclosure Schedule.

4.26    Shell Status. Aspen is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act. As of the date of this Agreement, Aspen is not subject to the limitations set forth in Rule 144(i)(1)(i) of the Securities Act.

4.27    No Other Representations or Warranties. Aspen hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Aspen, Merger Sub or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Aspen, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Certain Covenants of the Parties.

5.1    Operation of Aspen’s Business.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 5.1(a) of the Aspen Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 (“COVID-19 Measures”), (v) any reasonable action taken or not taken by Aspen or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on Aspen or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Aspen shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Aspen Material Contracts.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Aspen Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any reasonable action taken or not taken by Aspen or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on Aspen or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Aspen shall not:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Aspen Common Stock from terminated employees, directors or consultants of Aspen in accordance with the terms of the relevant award agreements in effect on the date of this Agreement);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Aspen Common Stock issued upon the valid exercise or settlement of outstanding Aspen Options or Aspen Warrants as applicable and shares of Aspen Common Stock issued in connection with the PIPE Investment and Aspen Pre-Funded Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of Aspen;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money in excess of $100,000, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $100,000;

(v)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi)    other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Aspen Employee Plan, (B) cause or permit any Aspen Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Aspen Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)    enter into any material transaction;

(viii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix)    make (inconsistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x)    enter into, amend or terminate any Aspen Material Contract;

(xi)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xii)    other than the incurrence or payment of any Transaction Costs, make any expenditures, or discharge or satisfy any liabilities, in each case, in in excess of $200,000;

(xiii)    initiate or settle any Legal Proceeding;

(xiv)    other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xv)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Aspen prior to the Effective Time. Prior to the Effective Time, Aspen shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c)    Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), Aspen may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of, and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Aspen Legacy Assets (each, an “Aspen Legacy Transaction”); provided, however, that to the extent any Aspen Legacy Transaction results in material obligations of Aspen that will extend beyond Closing, or to the extent any consideration paid in respect thereof is in anything other than immediately available cash, Aspen shall procure prior written consent of the Company prior to entering into any Aspen Legacy Transaction, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, Aspen (i) shall permit the Company and its counsel to review and comment on the transaction documents related to the Aspen Legacy Transaction; (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not sign any agreements, contracts or other definitive documents (not including term sheets or letters of intent) related to Aspen Legacy Transaction without first providing the Company and its counsel the opportunity to exercise their rights under clauses (i) and (ii) above.

5.2    Operation of the Company’s Business.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on the Company or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) unless Aspen shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to respond to the actual or anticipated effect on the Company or any of its Subsidiaries of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) with the prior written consent of Aspen (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company in accordance with the terms of the relevant award agreements in effect on the date of this Agreement);

(ii)    except in connection with issuances of Company Options and restricted stock of the Company to newly hired Company employees approved by both the Aspen Board and the Company Board (the “Approved New Hire Grants”), sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Company Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vi)    enter into any material transaction, for more than $1.5 million.

(vii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii)    make (inconsistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix)    enter into, amend or terminate any Company Material Contract;

(x)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xi)    other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xii)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Aspen, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3    Access and Investigation.

(a)    Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Aspen, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Aspen or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. The Company shall use reasonable best efforts to work in good faith to satisfy the covenants set forth in Section 5.3(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, satisfying such covenants shall in no event be a condition to Closing nor shall the failure to satisfy such covenants prior to the Closing Date be a breach of this Agreement or constitute a Company Material Adverse Effect.

(b)    Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4    No Solicitation.

(a)    Aspen agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Aspen to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 5.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by Aspen’s stockholders (i.e., the Required Aspen Stockholder Vote in the case of Aspen), Aspen may furnish non-public information regarding Aspen and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which Aspen’s board of directors determines in good faith, after consultation with Aspen’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Aspen nor any Representative of Aspen shall have breached this Section 5.4 in any material respect, (B) the board of directors of Aspen concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be likely to violate the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person,

Aspen gives the Company written notice of the identity of such Person and of Aspen’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) Aspen receives from such Person an executed Acceptable Confidentiality Agreement and (E) substantially contemporaneously with furnishing any such nonpublic information to such Person, Aspen furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Aspen to the Company). Without limiting the generality of the foregoing, Aspen acknowledges and agrees that, in the event any Representative of Aspen takes any action that, if taken by Aspen, would constitute a breach of this Section 5.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by Aspen for purposes of this Agreement.

(b)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification thereto.

(c)    During the Pre-Closing Period, the Company shall not, and the Company shall cause each of its Affiliates and its or their Representatives not to, directly or indirectly: (a) solicit, initiate, seek, encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Acquisition Proposal or Acquisition Inquiry; (b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access; (c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Acquisition Proposal or Acquisition Inquiry; or (d) enter into any Contract with any person providing for an Acquisition Proposal or Acquisition Inquiry.

(d)    Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5    Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Aspen, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Aspen Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, 8 or 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6. Additional Agreements of the Parties.

6.1    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement, Aspen shall prepare and file with the SEC a proxy statement relating to the Aspen Stockholder Meeting to be held in connection with the Merger and the PIPE Investment (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Proxy Statement. Aspen shall promptly respond to any SEC comments on the Proxy Statement, but in no event shall Aspen take longer than 20 Business Days to respond.

(b)    Aspen (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file the Proxy Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Aspen shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Aspen or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Aspen shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Aspen will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when all SEC comments to the Proxy Statement have been cleared.

(c)    Aspen and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of Aspen Stockholder Meeting. Aspen covenants and agrees that the Proxy Statement (or any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or its Subsidiaries to Aspen for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading.

Notwithstanding the foregoing, Aspen makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (or any amendment or supplement thereto), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein.

(d)    As soon as practicable following the date on which all comments to the Proxy Statement have been cleared, each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Aspen’s stockholders and, pursuant thereto, shall call an Aspen Stockholder Meeting in accordance with its Organizational Documents and the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the issuance of shares of Aspen Common Stock to the stockholders of the Company in the Merger, the approval of the PIPE Investment and other matters presented to Aspen Stockholders for approval or adoption at the Aspen Stockholder Meeting, including, without limitation, the matters described in Section 6.3. If Aspen, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Aspen’s stockholders.

(e)    The Company shall reasonably cooperate with Aspen and provide, and cause its Representatives to provide, Aspen and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Proxy Statement.

(f)    As promptly as reasonably practicable following the date of this Agreement the Company will furnish to Aspen audited financial statements for each of its fiscal years required to be included in the Proxy Statement (the “Company Audited Financial Statements”) and the Company will furnish to Aspen unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.2    Company Stockholder Written Consent.

(a)    Promptly after the execution of this Agreement, the Company shall use its best efforts to take all lawful action to obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL and

Chapter 13 of California Law, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and Chapter 13 of California Law and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL or California Law. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b)    Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL and California Law, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.2(b) shall be subject to Aspen’s advance review and reasonable approval which approval shall not be unreasonably withheld, delayed or conditioned.

(c)    The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval as set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Aspen, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Aspen or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d)    The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

6.3    Aspen Stockholder Meeting.

(a)    Aspen shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Aspen Common Stock to consider and vote to approve:

(i)    the Contemplated Transactions, including the issuance of shares of Aspen Common Stock to the stockholders of the Company pursuant to the terms of this Agreement;

(ii)    the issuance of shares of Aspen Common Stock and Aspen Pre-Funded Warrants to the PIPE Investors in connection with the PIPE Investment;

(iii)    the change of control of Aspen resulting from the Merger pursuant to the Nasdaq rules;

(iv)     the adoption and approval of the amendments to the Aspen A&R Charter and, to the extent required by applicable law or regulation, Aspen A&R Bylaws;

(v)    an incentive award plan and an employee stock purchase plan of Aspen in form and substance as agreed to by the Parties (the “2021 Plans”) each reserving for issuance an amount, to be determined by the Company in consultation with Aspen, of shares of Aspen Fully-Diluted Shares after giving effect to the Closing;

(vi)    in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to Aspen’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Aspen’s named executed officers in connection with the completion of the Merger, if applicable; and

(vii)    if deemed necessary by the Parties, an amendment to Aspen’s certificate of incorporation to effect the Nasdaq Reverse Split (the matters contemplated by the clauses 6.3(a)(i) – (vii) are referred to as the “Aspen Stockholder Matters,” and such meeting, the “Aspen Stockholder Meeting”).

The Aspen Stockholder Meeting shall be held as promptly as practicable after the Proxy Statement is “cleared” by the SEC. Aspen shall take reasonable measures to ensure that all proxies solicited in connection with the Aspen Stockholder Meeting are solicited in compliance with all applicable Law and Aspen’s Organizational Documents. Notwithstanding anything to the contrary contained herein, if on the date of the Aspen Stockholder Meeting, or a date preceding the date on which the Aspen Stockholder Meeting is scheduled, Aspen reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Aspen Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Aspen Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Aspen Stockholder Meeting, Aspen may postpone or adjourn, or make one or more successive postponements or adjournments of, the Aspen Stockholder Meeting as long as the date of the Aspen Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments, provided, however, that more than one such postponement or adjournment shall not be permitted without the Company’s prior written consent, not to be unreasonably withheld or delayed.

(b)    Aspen agrees that, subject to Section 6.3(c): (i) the Aspen Board shall recommend that the holders of Aspen Common Stock vote to approve the Aspen Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Aspen Board recommends that Aspen’s stockholders vote to approve the Aspen Stockholder Matters (the recommendation of the Aspen Board being referred to as the “Aspen Board Recommendation”) and (iii) the Aspen Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Aspen Board shall not publicly propose to withhold, amend, withdraw or modify the Aspen Board Recommendation) in a manner adverse to the Company, and no resolution by the Aspen Board or any committee thereof to withdraw or modify the Aspen Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Aspen Board Adverse Recommendation Change”).

(c)    Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, at any time prior to the approval of Aspen Stockholder Matters by the Required Aspen Stockholder Vote, (i) Aspen receives a written Acquisition Proposal and, after consultation with outside legal counsel, the Aspen Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (ii) as a result of a material development or change in circumstances that was not known to, or reasonably foreseeable by, the Aspen board prior to the date hereof (other than any such event, development or change (A) to the extent related to any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (B) that would not be taken into account when determining whether an Aspen Material Adverse Effect or a Company Material Adverse Effect has occurred) that affects the business, assets or operations of Aspen that occurs or arises after the date of this Agreement (a “Aspen Intervening Event”), the Aspen Board may make a Aspen Board Adverse Recommendation Change if, but only if: (y) in the receipt of and on account of such Superior Offer, the Aspen Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Aspen Board Adverse Recommendation Change would reasonably be likely to violate its fiduciary duties under applicable Law; provided that (1) the Company receives written notice from Aspen confirming that the Aspen Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Aspen Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, the Company shall be entitled to deliver to Aspen one or more counterproposals to such Acquisition Proposal and Aspen will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Aspen’s stockholders would receive as a result of such potential Superior Offer), Aspen shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Aspen Board shall not make a Aspen Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (z) in the case of a Aspen Intervening Event, Aspen promptly notifies the Company, in writing, within the Notice Period before making a Aspen Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Aspen Intervening Event and that the Aspen Board intends to make a Aspen Board Adverse Recommendation Change.

(d)    Aspen’s obligation to call, give notice of and hold the Aspen Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Aspen Board Recommendation.

(e)    Nothing contained in this Agreement shall prohibit Aspen or the Aspen Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange

Act; provided however, that any disclosure made by Aspen or the Aspen Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Aspen is unable to take a position with respect to the bidder’s tender offer unless the Aspen Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be likely to violate its fiduciary duties under applicable Law.

6.4    Efforts; Regulatory Approvals.

(a)    The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions as set forth on Section 6.4(i) of the Aspen Disclosure Schedule or the Company Disclosure Schedule, respectively, (ii) shall use commercially reasonable efforts to obtain each Consent required to be obtained (pursuant to any applicable Law or Material Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Material Contract to remain in full force and effect as set forth on Section 6.4(ii) of the Aspen Disclosure Schedule or the Company Disclosure Schedule, respectively, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)    Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. To the extent required by applicable Law, without limiting the generality of the foregoing, the Parties shall, promptly and no later than ten (10) Business Days after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Aspen shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

(c)    Without limiting the generality of the foregoing, the Parties shall, promptly and no later than ten (10) Business Days after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Aspen shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

6.5    Company Options.

(a)    Subject to Section 6.5(c), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Aspen Common Stock, and Aspen shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Aspen and the Company mutually agree are appropriate to reflect the assumption of the Company Options by Aspen to purchase shares of Aspen Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Aspen shall thereupon be converted into rights with respect to Aspen Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Aspen may be exercised solely for shares of Aspen Common Stock, (ii) the number of shares of Aspen Common Stock subject to each Company Option assumed by Aspen shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Aspen Common Stock, (iii) the per share exercise price for the Aspen Common Stock issuable upon exercise of each Company Option assumed by Aspen shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Company Option assumed by Aspen shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Aspen in accordance with this Section 6.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Aspen Common Stock subsequent to the Effective Time and (B) the Aspen Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Aspen. Notwithstanding anything to the contrary in this Section 6.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Aspen Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b)    Aspen shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Aspen, relating to the shares of Aspen Common Stock issuable with respect to Company Options assumed by Aspen in accordance with Section 6.5(a).

(c)    Prior to the Effective Time, the Company shall take all actions that may be necessary to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.5.

6.6    Aspen Options.

(a)    Prior to the Closing, the Aspen Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Aspen Option, shall be accelerated in full effective as of immediately prior to the Effective Time and each unexpired, unexercised, and fully vested Aspen Option shall continue to remain outstanding in accordance with its terms after the Effective Time.

(b)    With respect to the Aspen ESPP, as soon as practicable (and in any event within ten days) following the date hereof, the Aspen Board will adopt resolutions and take other actions as may be reasonably necessary or required to provide that (i) each individual participating in an Offering (as defined in the Aspen ESPP) in progress on the date hereof will not be permitted to (A) increase his or her payroll contribution rate pursuant to the Aspen ESPP from the rate in effect as of the date hereof; or (B) make separate non-payroll contributions to the Aspen ESPP on or following the date hereof, except as may be required by applicable law, and (ii) no individuals will be permitted to newly enroll in the Aspen ESPP following the date hereof. Prior to the Closing Date, Aspen will take all action that may be necessary to, cause any outstanding Offering that is in progress on such date shall terminate and be the final Offering under the Aspen ESPP and the accumulated payroll deductions of each participant under the Aspen ESPP will be returned to the participant by Aspen pursuant to the terms of the Aspen ESPP, without issuance of any shares of Aspen Common Stock.

6.7    Employee Benefits.

(a)    Aspen and the Company shall cause Aspen to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(c) of the Aspen Disclosure Schedule, subject to the provisions of such agreements.

(b)    Unless otherwise requested by the Company in writing at least ten (10) business days prior to the Closing Date, the Aspen Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Aspen Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Aspen 401(k) Plan”). If Aspen is required to terminate any Aspen 401(k) Plan, then Aspen shall provide to the Company prior to the Closing Date written evidence of the adoption by the Aspen Board of resolutions authorizing the termination of such Aspen 401(k) Plan (the form and substance of which shall be subject to the reasonable prior review and approval of the Company).

6.8    Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Aspen and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Aspen or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Aspen or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Aspen and the Surviving Corporation, jointly and severally, upon receipt by Aspen or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Aspen, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by the D&O Indemnified Parties.

(b)    The provisions of the certificate of incorporation and bylaws of Aspen with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Aspen that are presently set forth in the certificate of incorporation and bylaws of Aspen shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Aspen, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Aspen shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Aspen.

(c)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Aspen shall fulfill and honor in all respects the obligations of Aspen to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Aspen’s Organizational Documents and pursuant to any indemnification agreements between Aspen and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)    From and after the Effective Time, Aspen shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Aspen. In addition, Aspen shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Aspen’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Aspen’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Aspen by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Aspen’s initial public offering of shares of Aspen Common Stock). During the term of the “tail” policy, Aspen shall not take any action following the Effective Time to cause such “tail” policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of their former and current officers and directors

(e)    From and after the Effective Time, Aspen shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.9 in connection with their enforcement of the rights provided to such persons in this Section 6.9.

(f)    The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Aspen and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)    In the event Aspen or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Aspen or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.9. Aspen shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.9.

6.9    Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Aspen may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Aspen in compliance with this Section 6.9. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to Aspen only, with respect to any Acquisition Proposal, Aspen Board Adverse Recommendation Change, or pursuant to Section 6.3(e).

6.10    Listing. At or prior to the Effective Time, Aspen shall use its commercially reasonable efforts (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to cause the shares of Aspen Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq market at or prior to the Effective Time, and (c) to effect the Nasdaq Reverse Split. The Company will cooperate with Aspen as reasonably requested by Aspen with respect to the listing application for the Aspen Common Stock and promptly furnish to Aspen all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 6.10.

6.11    Transaction Litigation. Aspen shall as promptly as reasonably practicable (but no later than within two (2) Business Days of receipt of learning about potential Transaction Litigation) notify the Company in writing of, shall keep the Company informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the Company to offer comments or suggestions with respect to such Transaction Litigation, which Aspen shall consider in good faith). Aspen shall give the Company the opportunity to consult with counsel to Aspen regarding the defense and settlement of any such Transaction Litigation, and in any event Aspen shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Aspen has entered into, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the Indemnified Parties.

6.12    Tax Matters.

(a)    The Parties hereto (as well as any applicable Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1)) (i) shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the Intended Tax Treatment (ii) shall not take any action which action would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, and (iii) shall take no position contrary thereto in any administrative audit or appeals proceeding with the Internal Revenue Service, or other relevant taxing authority, in each case, unless otherwise required by applicable Law pursuant to a determination as defined in Section 1313(a) of the Code (or a similar provision of state, local and non-U.S. Law).

(b)    If, in connection with the preparation and filing of the Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted regarding the treatment of the Merger to Company Stockholders, Aspen and the Company shall deliver to Wilson Sonsini Goodrich & Rosati, P.C. and Goodwin Procter LLP (or other nationally recognized tax counsel) customary Tax representation letters satisfactory to Wilson Sonsini Goodrich & Rosati, P.C. and Goodwin Procter LLP, dated and executed as of the date the Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Wilson Sonsini Goodrich & Rosati, P.C. and Goodwin Procter LLP in connection with the preparation and filing of the Proxy Statement, for the purpose of furnishing their opinions, which will be subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

6.13    Legends. Aspen shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Aspen Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Aspen for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Aspen Common Stock.

6.14    Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Section 6.14 of the Aspen Disclosure Schedule are elected or appointed, as applicable, to the positions of officers and directors of Aspen and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Section 6.14 of the Aspen Disclosure Schedule is unable or unwilling to serve as officer or director of Aspen or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Section 6.14 of the Aspen Disclosure Schedule) shall designate a successor. Aspen shall use commercially reasonable efforts to provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Aspen effective immediately after the Effective Time.

6.15    Termination of Certain Agreements and Rights. The Company shall use commercially reasonable efforts to cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Aspen or the Surviving Corporation.

6.16    Section 16 Matters. Prior to the Effective Time, Aspen shall take all such steps as may be required to cause any acquisitions of Aspen Common Stock and any options to purchase Aspen Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Aspen, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17    Allocation Certificate. The Company will prepare and deliver to Aspen at least two (2) Business Days prior to the Closing Date a certificate signed by either the Chief Executive Officer or the Chief Financial Officer of the Company in a form reasonably acceptable to Aspen setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock or Company Options, (b) such holder’s name and address, (c) the number and type of Company Capital Stock held and/or underlying the Company Options as of immediately prior to the Closing Date for each such holder and (d) the number of shares of Aspen Common Stock to be issued to such holder, or to underlie any Aspen Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock or Company Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.18    Nasdaq Reverse Split. If deemed necessary by the Parties (or requested by the Company prior to the filing of the preliminary Proxy Statement), Aspen shall submit to Aspen’s stockholders at the Aspen Stockholder Meeting a proposal to approve and adopt an amendment to Aspen’s certificate of incorporation to authorize the Aspen Board to effect a reverse stock split of all outstanding shares of Aspen Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and Aspen (the “Nasdaq Reverse Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Nasdaq Reverse Split.

6.19    Aspen Equity Plan. Prior to or as of the Effective Time, each of Aspen and the Company will use commercially reasonable efforts to cause the Aspen Board and the stockholders of Aspen to adopt each 2021 Plan. Subject to the approval of the 2021 Plans by the stockholders of Aspen, Aspen shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Aspen, relating to the shares of Aspen Common Stock issuable with respect to the 2021 Plans.

6.20    Covenants regarding PIPE Investment.

(a)    Without limiting the foregoing, the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, and to cause the applicable PIPE Investors to pay the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. If reasonably requested by the Company, Aspen shall, to the extent it has such rights under the Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Investment set forth in the Subscription Agreements and solely for the purpose of consummating the Closing. Without limiting the generality of the foregoing, Aspen shall give the Company prompt (and, in any event, within two (2) Business Days) written notice: (A) of any request from an PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by such Party; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. Aspen shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Effective Time.

(b)    Aspen shall not amend, modify or waive any provisions of any Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as Aspen has provided to the Company no less than two (2) Business Days written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the PIPE Investment Amount or (ii) imposes new or additional conditions or otherwise expands, or adversely amends or modifies any of the conditions to the receipt of the PIPE Investment.

(c)    The Company shall use commercially reasonable efforts to take such actions and cause the holders of Company Common Stock to provide all documentation, including investor questionnaires, reasonably requested by Aspen to allow Aspen to issue the Aspen Common Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Aspen: that either (a) (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Aspen Common Stock; and (iii) that unless the shares are registered for resale the Aspen Common

Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing or (b) such holder is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

6.21    Registration of Shares.

(a)    Aspen agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), Aspen will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Aspen is then eligible to use a Form S-3 shelf registration) (the “Resale Shelf Registration Statement”), in each case, covering the resale of the shares of Aspen Common Stock issued in connection with the Merger (determined as of two (2) Business Days prior to such submission or filing) (the “Registrable Shares”) and Aspen shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies Aspen that it will “review” the Resale Shelf Registration Statement and (ii) the 10th Business Day after the date Aspen is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Aspen’s obligations to include the Registrable Shares in the Resale Shelf Registration Statement are contingent upon the Company stockholders (which, for the avoidance of doubt for this Section 6.21, shall exclude Aspen) furnishing in writing to Aspen such information regarding the Company stockholders, shares of Aspen Common Stock held by such stockholder and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be required under applicable securities laws to effect the registration of the Registrable Shares, and such shareholder shall execute such documents as are required under applicable securities laws in connection with such registration, including providing that Aspen shall be entitled to postpone and suspend the effectiveness or use of the Resale Shelf Registration Statement, if applicable, as permitted hereunder; provided that such stockholder shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares (other than the Company Lock-Up Agreements).

(b) Aspen agrees to indemnify, to the extent permitted by law, the Company stockholders (to the extent a seller under the Resale Shelf Registration Statement), its directors and officers and each person who controls such Company stockholders (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Resale Shelf Registration Statement, prospectus included in any Resale Shelf Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Aspen by or on behalf of any of the Company stockholders expressly for use therein.

6.22    Lock-Up Agreements. Prior to the Effective Time, each of Aspen and the Company will use commercially reasonable efforts to cause, the executive officers and directors continuing with the Surviving Corporation following the Closing to execute and deliver lock-up agreements substantially in the form attached hereto as Exhibit B or Exhibit C, respectively.

Section 7. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.2    Stockholder Approval. (a) Aspen shall have obtained the Required Aspen Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.3    Nasdaq Listing. The approval of the listing of the additional shares of Aspen Common Stock on Nasdaq shall have been obtained and the shares of Aspen Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

7.4    Listing. The existing shares of Aspen Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

7.5    Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6    PIPE Investment. Aspen shall have received, or substantially concurrently with the Closing will receive, the PIPE Investment Amount on the terms and conditions set forth in the Subscription Agreement.

Section 8. Additional Conditions Precedent to Obligations of Aspen and Merger Sub.

The obligations of Aspen and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Aspen, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3    Closing Certificate . Aspen shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.6 and 8.8 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.18 is true and accurate in all respects as of the Closing Date.

8.4    FIRPTA Certificate. Aspen shall have received from the Company a certificate and accompanying notice to the IRS, in each case duly executed by an executive officer of the Company and meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and in accordance with the requirements of Treasury Regulations Section 1.897-2(h) and in form and substance reasonably acceptable to Aspen.

8.5    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 9. Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1    Accuracy of Representations. Each of the Aspen Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Aspen Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Aspen and Merger Sub contained in this Agreement (other than the Aspen Fundamental Representations and the Aspen Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Aspen Material Adverse Effect (without giving effect to any references therein to any Aspen Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Aspen Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2    Performance of Covenants. Aspen and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by an executive officer of Aspen confirming that the conditions set forth in Sections 9.1, 9.2, 9.4, 9.6 and 9.7 have been duly satisfied; and

(b)    written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Aspen who are not to continue as officers or directors of Aspen pursuant to Section 6.14.

9.4    No Aspen Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Aspen Material Adverse Effect that is continuing.

9.5    Aspen Board of Directors Post-Closing. Aspen shall have taken all actions necessary to cause the members of the Aspen Board immediately following Closing, to be constituted by the individuals, and be of the size contemplated by, Section 6.14.

9.6    Net Cash Requirement. Net Cash shall not be less than $10,000,000 as of the Closing.

Section 10. Termination.

10.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval and adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Aspen Stockholder Matters by Aspen’s stockholders, unless otherwise specified below):

(a)    by mutual written consent of Aspen and the Company;

(b)    by either Aspen or the Company if the Merger shall not have been consummated by February 16, 2022 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Aspen if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not “cleared” the Proxy Statement by the date which is 60 days prior to the End Date, then either the Company or Aspen shall be entitled to extend the End Date for an additional 60 days by written notice to the other party;

(c)    by either Aspen or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)    by Aspen if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days after the execution of this Agreement; provided, however, that once the Required Company Stockholder Vote has been obtained, Aspen may not terminate this Agreement pursuant to this Section 10.1(d);

(e)    by either Aspen or the Company if the Aspen Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Aspen Stockholder Matters shall not have been approved at the Aspen Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Aspen Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Aspen where the failure to obtain the Required Aspen Stockholder Vote shall have been caused by the action or failure to act of Aspen and such action or failure to act constitutes a material breach by Aspen of this Agreement;

(f)    by the Company (at any time prior to the approval of the Aspen Stockholder Matters by the Required Aspen Stockholder Vote) if an Aspen Triggering Event shall have occurred;

(g)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Aspen or Merger Sub or if any representation or warranty of Aspen or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Aspen’s or Merger Sub’s representations and warranties or breach by Aspen or Merger Sub is curable by the End Date by Aspen or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Aspen or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Aspen or Merger Sub is cured prior to such termination becoming effective);

(h)    by Aspen, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Aspen is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a 30-day period commencing upon delivery of written notice from Aspen to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(i)    by Aspen (at any time prior to the approval of the Aspen Stockholder Matters by the Required Aspen Stockholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(i), upon the Aspen Board authorizing Aspen to enter into a Permitted Alternative Agreement; provided, however, that Aspen shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from Aspen of Aspen’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Aspen shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (iii) the Aspen Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be likely to violate its fiduciary obligations under applicable Law and (iv) Aspen shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(c).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 6.9, Section 10.3, and Section 11 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 10.3 and Section 6.10 all Transaction Costs and other expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)    If (i) this Agreement is terminated by Aspen or the Company pursuant to Section 10.1(b) or 10.1(e) or by the Company pursuant to Section 10.1(f), (ii) at any time after the date of this Agreement and prior to the Aspen Stockholder Meeting an Acquisition Proposal with respect to Aspen shall have been publicly announced, disclosed or otherwise communicated to the Aspen Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 10.1(e), within twelve (12) months after the date of such termination, Aspen enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction whether or not in respect of the Acquisition Proposal referred to in clause (ii), then Aspen shall pay to the Company, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,000,000 (the “Company Termination Fee”).

(c)    If this Agreement is terminated by Aspen pursuant to Section 10.1(j), then Aspen shall pay to the Company, concurrent with such termination, the Company Termination Fee.

(d)    If this Agreement is terminated by the Company pursuant to Section 10.1(f) or Section 10.1(g), Aspen shall reimburse the Company for all Transaction Costs incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $750,000, by wire transfer of same-day funds within five (5) Business Days following the date on which the Company submits to Aspen true and correct copies of reasonable documentation supporting such expenses. For the avoidance of doubt, the expense reimbursement pursuant to this Section 10.3(d), to the extent paid, shall be credited against any Company Termination Fee which becomes payable thereafter.

(e)    If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f)    The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Aspen or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 11. Miscellaneous Provisions.

11.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Aspen and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Aspen at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Aspen Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Aspen.

11.3    Waiver.

(a)    Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules (including the Company Disclosure Schedule and the Aspen Disclosure Schedule), exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This

Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Aspen or Merger Sub:

Aerpio Pharmaceuticals, Inc.

9987 Carver Road

Cincinnati, Ohio 45242

Attention: Joseph Gardner, Ph.D., Chief Executive Officer

Email: [Omitted]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Danielle M. Lauzon, Andrew H. Goodman

Email: dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com

if to the Company:

Aadi Bioscience, Inc.

17383 Sunset Boulevard, Suite A250

Pacific Palisades, California 90272

Attention: Neil Desai, Chief Executive Officer

Email: [Omitted]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Ethan Lutske

Email: elutske@wsgr.com

Wilson Sonsini Goodrich & Rosati P.C.

12235 El Camino Real

San Diego, CA 92130

Attention: Dan Koeppen

Email: dkoeppen@wsgr.com

11.8    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of the relevant Party hereunder to consummate this Agreement) in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.11    No Third Party Beneficiaries . Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AERPIO PHARMACEUTICALS, INC.

By:	/s/ Joseph Gardner, Ph.D.
Name:	Joseph Gardner, Ph.D.
Title:	President and Founder

ASPEN MERGER SUBSIDIARY, INC.

By:	/s/ Joseph Gardner, Ph.D.
Name:	Joseph Gardner, Ph.D.
Title:	President

AADI BIOSCIENCE, INC.

By:	/s/ Neil Desai
Name:	Neil Desai
Title:	President

Exhibit A

Form of Aspen Stockholder Support Agreement

AERPIO PHARMACEUTICALS, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aspen”), Aadi Bioscience, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of Aspen.

WHEREAS, Aspen, Aspen Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Aspen (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, each Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Aspen Options and/or Aspen Warrants to acquire the number of Shares indicated opposite such Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company’s entering into the Merger Agreement, each Stockholder, Aspen and the Company agree as follows:

1.    Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Aspen or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Aspen, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Stockholder shall:

(a)    appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)    from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of (A) approval of the issuance of the shares of Aspen Common Stock by virtue of the Merger, (B) approval of the issuance of the shares of Aspen Common Stock in connection with the PIPE Investment, and (C) any matter that could reasonably be expected to facilitate the Merger, the PIPE Investment and the Contemplated Transactions; (ii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger, the PIPE Investment and all of the other Contemplated Transactions; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.    Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, or (c) the mutual written agreement of the parties to terminate this Agreement.

3.    Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity securities of Aspen that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Aspen Options, Aspen Warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.    Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Stockholder’s Aspen Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Aspen as payment for the (i) exercise price of such Stockholder’s Aspen Options and (ii) taxes applicable to the exercise of such Stockholder’s Aspen Options, (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a

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purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

5.    Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Aspen and the Company as follows:

(a)    If such Stockholder is an Entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)    this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, to such Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Aspen, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c)    such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)    to the knowledge of such Stockholder, the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New

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Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(e)    the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;

(f)    no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Aspen or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and

(g)    as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

6.    Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a stockholder) to any Stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Aspen and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

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7.    No Solicitation. From and after the date hereof until the Expiration Date, each Stockholder shall not (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding Aspen or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Aspen, (b) furnish any non-public information regarding Aspen to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding Aspen, (c) engage in discussion or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding Aspen, (d) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.3 of the Merger Agreement), (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding Aspen (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Aspen, (g) initiate a stockholders’ vote or action by consent of the Aspen’s stockholders with respect to an Acquisition Proposal regarding Aspen, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Aspen that takes any action in support of an Acquisition Proposal regarding Aspen or (i) propose or agree to do any of the foregoing. In the event that such Stockholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of such Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8.    No Legal Actions. Each Stockholder will not in its capacity as a stockholder of Aspen bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Aspen Board, constitutes a breach of any fiduciary duty of the Aspen Board or any member thereof.

9.    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.    Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Aspen and/or holder of Aspen Options and/or Aspen Warrants and not in such Stockholder’s capacity as a director, officer or employee of Aspen

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or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Aspen in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Aspen or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Aspen or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Aspen or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.

12.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13.    Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Aspen may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

14.    Disclosure. Each Stockholder hereby agrees that Aspen and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement or prospectus or in any other filing made by Aspen or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Aspen and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Aspen or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

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15.    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Aspen, as the case may be, in accordance with Section 11.7 of the Merger Agreement and to each Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17.    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.    No Waivers. No waivers of any breach of this Agreement extended by the Company or Aspen to such Stockholder shall be construed as a waiver of any rights or remedies of the Company or Aspen, as applicable, with respect to any other stockholder of Aspen who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of Aspen. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19.    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding

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between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20.    Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Aspen Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Aspen, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22.    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23.    Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Aspen, the Company and such Stockholder.

24.    Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the

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preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

26.    Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration, (ii) change the Exchange Ratio in a manner adverse to such Stockholder or (iii) extend the End Date past February 16, 2022 (other than any extension provided for in Section 10.1(b) of the Merger Agreement with respect to the Proxy Statement), or (b) have been agreed to in writing by such Stockholder.

27.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e)    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:

Signature Page to Aspen Support Agreement

EXECUTED as of the date first above written.

AERPIO PHARMACEUTICALS, INC.

By:
Name:
Title:

AADI BIOSCIENCE, INC.

By:
Name:
Title:

Signature Page to Aspen Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Aspen Common Stock	Aspen Options	Aspen Warrants

Exhibit B

Form of Company Lock-Up Agreement

LOCK-UP AGREEMENT

May 16, 2021

Aerpio Pharmaceuticals, Inc.

9987 Carver Road

Cincinnati, Ohio 45242

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aspen”), has entered into an Agreement and Plan of Merger, dated as of May 16, 2021 (as the same may be amended from time to time, the “Merger Agreement”) with Aspen Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Aspen, and Aadi Bioscience, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Aspen Common Stock or any securities convertible into or exercisable or exchangeable for Aspen Common Stock (including without limitation, Aspen Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Aspen which may be issued upon exercise of an option to purchase Aspen Common Stock or warrant or settlement of an Aspen Restricted Stock Unit) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Aspen Common Stock or other securities, in cash or otherwise; or

(iii)

make any demand for, or exercise any right with respect to, the registration of any shares of Aspen Common Stock or any security convertible into or exercisable or exchangeable for Aspen Common Stock (other than such rights set forth in the Merger Agreement).

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)

if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Aspen a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Aspen Common Stock or such other securities that have been so transferred or distributed;

(b)    the exercise of an option to purchase Aspen Common Stock (including a net or cashless exercise of an option to purchase Aspen Common Stock), and any related transfer of shares of Aspen Common Stock to Aspen for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)    the disposition (including a forfeiture or repurchase) to Aspen of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(d)    transfers to Aspen in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e)     the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Aspen Common Stock; provided that such plan does not provide for any transfers of Aspen Common Stock during the Restricted Period;

(f)    transfers by the undersigned of shares of Aspen Common Stock purchased by the undersigned on the open market, in a public offering by Aspen, in each case following the Closing Date;

(g)    pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Aspen’ capital stock involving a change of control of Aspen, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

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(h)     pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Aspen Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Aspen prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Aspen. In furtherance of the foregoing, the undersigned agrees that Aspen and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Aspen may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Aspen Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Aspen and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Aspen or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Aspen or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Aspen and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Aspen and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Aspen or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Aspen or the Company with respect thereto.

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In the event that any holder of Aspen’ securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Aspen to sell or otherwise transfer or dispose of shares of Aspen Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Aspen Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Aspen to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Aspen Common Stock in an aggregate amount in excess of 1% of the number of shares of Aspen Common Stock originally subject to a substantially similar agreement.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Aspen will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Aspen, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

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Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed By Aerpio Pharmaceuticals, Inc.:

By:
Name:
Title:

Accepted and Agreed by Aadi Bioscience, Inc.:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Exhibit C

Form of Aspen Lock-Up Agreement

LOCK-UP AGREEMENT

May 16, 2021

Aerpio Pharmaceuticals, Inc.

9987 Carver Road

Cincinnati, Ohio 45242

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aspen”), has entered into an Agreement and Plan of Merger, dated as of May 16, 2021 (as the same may be amended from time to time, the “Merger Agreement”) with Aspen Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Aspen, and Aadi Bioscience, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Aspen Common Stock or any securities convertible into or exercisable or exchangeable for Aspen Common Stock (including without limitation, Aspen Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Aspen which may be issued upon exercise of an option to purchase Aspen Common Stock or warrant or settlement of an Aspen Restricted Stock Unit) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Aspen Common Stock or other securities, in cash or otherwise; or

(iii)

make any demand for, or exercise any right with respect to, the registration of any shares of Aspen Common Stock or any security convertible into or exercisable or exchangeable for Aspen Common Stock (other than such rights set forth in the Merger Agreement).

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)

if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Aspen a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Aspen Common Stock or such other securities that have been so transferred or distributed;

(b)    the exercise of an option to purchase Aspen Common Stock (including a net or cashless exercise of an option to purchase Aspen Common Stock), and any related transfer of shares of Aspen Common Stock to Aspen for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)    the disposition (including a forfeiture or repurchase) to Aspen of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(d)    transfers to Aspen in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Aspen Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e)    the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Aspen Common Stock; provided that such plan does not provide for any transfers of Aspen Common Stock during the Restricted Period;

(f)    transfers by the undersigned of shares of Aspen Common Stock purchased by the undersigned on the open market, in a public offering by Aspen, in each case following the Closing Date;

(g)    pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Aspen’ capital stock involving a change of control of Aspen, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

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(h)     pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Aspen Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Aspen Common Stock settled in Aspen Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Aspen prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Aspen. In furtherance of the foregoing, the undersigned agrees that Aspen and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Aspen may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Aspen Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Aspen and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Aspen or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Aspen or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Aspen and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Aspen and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Aspen or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Aspen or the Company with respect thereto.

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In the event that any holder of Aspen’ securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Aspen to sell or otherwise transfer or dispose of shares of Aspen Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Aspen Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Aspen to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Aspen Common Stock in an aggregate amount in excess of 1% of the number of shares of Aspen Common Stock originally subject to a substantially similar agreement.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Aspen will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Aspen, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

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Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed By Aerpio Pharmaceuticals, Inc.:
By:
Name:
Title:

Accepted and Agreed by Aadi Bioscience, Inc.:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Exhibit D

Form of Subscription Agreement

Exhibit E

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is entered into by and between Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), [•], as representative of the Holders (the “Holder Representative”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company, Aspen Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and Aadi Bioscience, Inc., a Delaware corporation (“Aadi”), have entered into an Agreement and Plan of Merger, dated as of May 16, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Aadi (the “Merger”), with Aadi surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and subject to the conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company and Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1. Definitions; Certain Rules of Construction. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms have the meanings ascribed to them as follows:

“Acquiror” and “Acquisition” have the respective meanings set forth in Section 6.3(a).

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CVRs.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than 50% of the voting securities entitled to vote for directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

“Assignee” has the meaning set forth in Section 6.3(a).

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“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“Covered Agreements” means, collectively, [the license agreement, dated June 24, 2018, entered into by between the Company and Gossamer Bio, Inc., as amended by the Amendment No. 1 thereto (the “License Agreement”)] and [identify any written definitive agreements entered into by the Company and a Third Party prior to the Effective Time related to the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of the Aspen Legacy Business or any Aspen Legacy Assets.]1

“CVRs” means the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Payment” has the meaning set forth in Section 2.4(d).

“CVR Payment Period” means successive six-month periods, prior to the expiration of the CVR Term; provided, however that (a) the first CVR Payment Period shall commence on the date of this Agreement and shall end on the last day of the calendar quarter containing the date that is the 6 month anniversary of the date of this Agreement, and (b) the last CVR Payment Period shall commence on the first day after the full CVR Payment Period immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of the Company setting forth in reasonable detail: (a) Net Proceeds for such CVR Payment Period; (b) a description of the Gross Consideration received during such CVR Payment Period: (c) a delineation and calculation of the Permitted Deductions applicable to such CVR Payment Period; and (d) to the extent that any Gross Consideration or Permitted Deduction is recorded in any currency other than United States dollars during such CVR Payment Period, the exchange rates used for conversion of such currency into United States dollars.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the date of this Agreement and ending upon the expiration or termination of this Agreement in accordance with Section 6.7.

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and an entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

[1]	Note to Draft: To include contracts mutually agreed by Aadi and Aerpio, entered into pursuant to Section 5.1(c) of the Merger Agreement.

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“Gross Consideration” means the sum of: (a) all cash consideration actually paid by a Third Party to, and received by, the Company or its subsidiaries during the CVR Term pursuant to any Covered Agreement (including royalty payments), plus (b) with respect to any non-cash consideration received by the Company or its subsidiaries from a Third Party during the CVR Term as consideration pursuant to any Covered Agreement, all amounts received by the Company and its subsidiaries for such non-cash consideration at the time such non-cash consideration is monetized by the Company or its subsidiaries (which amounts will be deemed to be Gross Consideration only if and when such non-cash consideration is monetized and such amounts are received by the Company or any of its Affiliates).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement or any direct or indirect successor Holder Representative designated in accordance with Section 5.3.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holder Representative and the Company, or (b) if the Holder Representative and the Company fail to make a designation, jointly by an independent public accounting firm selected by the Company and an independent public accounting firm selected by the Holder Representative.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for any CVR Payment Period, Gross Consideration minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Consideration for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Consideration in subsequent CVR Payment Periods.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Party” means each of the Company, the Holder Representative or the Rights Agent.

“Payment Amount” means, with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register (rounded down to the nearest whole cent).

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“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any unreimbursed applicable value added or sales taxes) imposed on Gross Consideration payable by the Company or any of its Affiliates to any Tax authority and, without duplication, any income or other similar Taxes payable by the Company or any of its Affiliates that would not have been incurred by the Company or any of its Affiliates but for the receipt of Gross Consideration; provided that, for purposes of calculating income Taxes incurred by the Company or its subsidiaries in respect of the Gross Consideration, any such income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries (owned prior to the Merger) as of the Closing Date that are available to the maximum extent permitted by law to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code, in each case, as reasonably determined by a nationally recognized tax advisor in a manner (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by the Company or its subsidiaries after the Closing Date or any Tax attributes of Aadi, whether generated before or after the Closing Date), assuming for this purpose that (i) the only items of gross income of the Company and its subsidiaries are the applicable items of Gross Consideration (for the avoidance of doubt, assuming that such items of Gross Consideration are taxable in the hands of Company and its subsidiaries no later than the taxable year that includes the corresponding CVR Payment), and (ii) the net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries shall only include any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries (owned prior to the Merger) existing as of immediately prior to the Merger for U.S. federal income tax purposes and applicable state and local income tax purposes;

(b) any Liabilities incurred by the Company or any of its Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Covered Agreement, including any costs related to the prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(c) any Liabilities incurred or accrued by the Company or any of its Affiliates in connection with any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation to this Agreement or any Covered Agreement;

(d) any Losses incurred or reasonably expected to be incurred by the Company or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with this Agreement or any Covered Agreement, including indemnification obligations of the Company or any of its Affiliates set forth in any Covered Agreement;

(e) any proceeds in consideration of a Covered Agreement included in the final determination of Net Cash in accordance with the Merger Agreement;

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(f) any Liabilities borne by the Company or any of its Affiliates in connection with any Covered Agreement, including costs arising from the termination thereof;

(g) any Liabilities of the Company resulting from the distribution or issuance of the CVRs, including any Taxes imposed on the Company in connection thereto; provided that, any amounts deducted or withheld pursuant to Section 2.4(e) will be deemed to borne by the person in respect of whom such deduction and withholding was made and such amounts will not be treated as Permitted Deductions ;

(h) any reasonable and documented out-of-pocket costs incurred by the Holder Representative pursuant to or in connection with this Agreement, including any accountant or legal fees;

(i) any Liabilities of the Company resulting from indemnification obligations to the Holder Representative pursuant to Section 5.2 of this Agreement;

(j) any Liabilities of the Company resulting from the Non-Exclusive License between the Company and the Regents of University of Colorado, effective November 1, 2016;

(k) any costs, expenses, fees or other Liabilities incurred in connection with the monetization of any non-cash assets described in the definition of Gross Consideration; and

(l) any Liabilities existing or incurred during or prior to the CVR Term that would have been required to be included in the calculation of Net Cash to the extent not taken account in the calculation of Net Cash under the Merger Agreement.

For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including milestone or royalty payments, in connection with the Covered Agreements will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received, and no longer subject to any contingency, by the Company prior to the CVR Term.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

“Record Time” has the meaning set forth in Section 2.3(e).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement or any direct or indirect successor Rights Agent designated in accordance with the applicable provisions of this Agreement.

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“Third Party” means any Person other than the Company, Rights Agent or their respective Affiliates.

“Valuation Expert” has the meaning set forth in Section 2.4(d).

2. Contingent Value Rights.

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of the Common Stock as of immediately prior to the Effective Time. One CVR will be issued with respect to each share of Common Stock that is outstanding as of immediately prior to the Effective Time.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address; CVR Distribution.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. The CVRs will not be listed on any quotation system or traded on any securities exchange.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the registration of CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing all the shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4(d) below, the Rights Agent will accomplish the payment to any former street name holders of shares of Common Stock by sending one lump-sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer any other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this

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Agreement and applicable law (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Holder Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Holder Representative, the Rights Agent shall promptly deliver a copy of such list to the Holder Representative.

(e) The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Company’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any tax withholding required by applicable law, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

2.4 CVR Payment and Related Procedures.

(a) No later than 45 days after the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which the Company or its subsidiaries receives Gross Consideration, the Company shall deliver to the Holder Representative a draft CVR Payment Statement for such CVR Payment Period for review by the Holder Representative. Following the time the amount of Gross Consideration is agreed or finally determined by the Parties pursuant to Section 2.4(d) of this Agreement and in any event within 10 Business Days, the Company and the Holder Representative shall jointly deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall pay the Rights Agent in U.S. dollars an amount equal to 90% of Net Proceeds (if any) received with respect to the applicable CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in

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writing by the Rights Agent not less than 20 Business Days prior to the date of the applicable payment. The Company shall be entitled to retain for its own benefit the remaining 10% of any such Net Proceeds (if any) received with respect to the applicable CVR Payment Period. For clarity, to the extent that any non-cash consideration in Gross Consideration is monetized after the end of the CVR Term, the Company will include a description of such non-cash consideration in the CVR Payment Statement for the CVR Payment Period in which it is received, and will make the applicable payment to the Rights Agent upon monetization of such non-cash consideration.

(b) All payments by the Company to the Rights Agent under this Agreement shall be made in U.S. dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the ten Business Days preceding the date of the CVR Payment Statement.

(c) The Rights Agent will promptly, and in any event within ten Business Days after receipt of a CVR Payment Statement under Section 2.4(a), send each Holder at its address set forth on the CVR Register a copy of such statement (which statement may be modified or redacted, at the reasonable request of the Company, so as to provide only the total amount of Gross Consideration, the total amount of Permitted Deductions and the ultimate Net Proceeds payable thereunder in respect of each CVR). If the Rights Agent also receives any payment under Section 2.4(a) (each, a “CVR Payment”), then within ten Business Days after the receipt of each CVR Payment, the Rights Agent will also pay to each Holder, by check mailed, first-class postage prepaid, to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the receipt of the CVR Payment Statement, such Holder’s Payment Amount.

(d) Upon the Holder Representative’s reasonable request after receipt of any statement under Section 2.4(a), the Company shall promptly provide the Holder Representative with reasonable documentation to support its calculation of Net Proceeds (including any allocation applied when calculating the Gross Consideration component thereof and including its determination of the applicable fair market values), and shall make its financial personnel reasonably available to the Holder Representative to discuss and answer the Holder Representative’s questions regarding such calculations. If the Holder Representative does not agree with the Company’s calculation, and the Holder Representative and the Company fail to agree on an alternative calculation within ten Business Days after the Holder Representative requests documentation supporting the Company’s calculation, then the Company and the Holder Representative shall engage a mutually agreeable independent third party valuation expert (a “Valuation Expert”) to determine the applicable calculation. The determination of the Valuation Expert will be final and binding on the Company, the Rights Agent, the Holder Representative, the Acting Holders and each Holder, unless the Company and Holder Representative agree otherwise in writing. The Valuation Expert shall be an investment banker or other Person experienced in the valuation of pharmaceutical businesses and products, who shall not have had any material business relationship with the Company or the Holder Representative in the 36 months prior to appointment, unless the Company and the Holder Representative agree in writing to waive this requirement. If the Holder Representative and the Company fail to agree on a Valuation Expert within 30 days after determining to seek a

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Valuation Expert, the Holder Representative and the Company shall each designate a valuation expert, and the two such experts shall select a Valuation Expert. The Valuation Expert selected shall be entitled to apply discounted cash flow models and such other valuation models as she or he determines are appropriate under the circumstances, together with any other valuation models as may be agreed by the Holder Representative and the Company. Within ten Business Days after the selection of the Valuation Expert, each of the Company and the Holder Representative will deliver to the Valuation Expert a detailed written proposal setting forth its proposed calculation of the Net Proceeds and the Company will deliver to the Valuation Expert a copy of the applicable Third Party agreements. The Company and the Holder Representative will use reasonable efforts to cause the Valuation Expert to make a determination within 30 days after receipt of the proposals. Following its determination, the Valuation Expert shall deliver to the Company and the Holder Representative a report of her or his determination, and within 30 days after receipt of such report, the Company shall make the applicable payment to the Rights Agent. The fees charged by the Valuation Expert shall be borne 50% by the Holders (through deduction from the next one or more CVR Payments, including the CVR Payment evaluated by the Valuation Expert) and 50% by the Company.

(e) The Company shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The Rights Agent shall request from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. In the event the Company becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), the Company shall use commercially reasonable efforts to provide written notice to the Rights Agent.

(f) Any portion of any CVR Payment that remains undistributed to the Holders six months after the CVR Payment is received by the Rights Agent from the Company, provided that the Rights Agent has fully complied with Section 2.4(c), will be delivered by the Rights Agent to the Company, upon demand, and any Holder will thereafter look only to the Company for payment of its share of such returned CVR Payment, without interest, but such Holder will have no greater rights against the Company than those accorded to general unsecured creditors of the Company under applicable law.

(g) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two years after the applicable CVR Payment Period end (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the

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Company nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company, a public office or a person nominated in writing by the Company.

(h) Notwithstanding the foregoing, the Company will not be obligated to make any CVR Payments unless the aggregate amount of the CVR Payments exceeds $1,000,000 in any given CVR Payment Period. If the amount of the CVR Payment is less than $1,000,000, such amount will be rolled over to the next CVR Payment Period until the amount of the CVR Payment exceeds $1,000,000. It is hereby agreed that if the amount of the CVR Payment does not exceed $1,000,000 in any given CVR Payment Period, the Company shall pay the total amount of the then unpaid CVR Payment immediately prior to the termination or expiry of this Agreement.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Merger. The rights of the Holders and the obligations of the Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from the Company, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Gross Consideration that may be the subject of a CVR Payment. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

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2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its subsidiaries from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

2.7 Intended Tax Treatment. For U.S. federal income tax (and applicable state and local income tax purposes), the parties agree that (i) the distribution of the CVRs pursuant to Section 2.1 of this Agreement is intended to be treated as a distribution of property (and not debt or equity of the Company) by the Company to its stockholders governed by Section 301 of the Code and (ii) any CVR Payment (if any) is intended to be treated as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Company in respect of Company stock (collectively, the “Intended Tax Treatment”). The parties agree to file all tax returns and other tax reports in a manner consistent with the Intended Tax Treatment, unless a nationally recognized tax advisor approved by both the Company and the Rights Agent determines in written advice provided to the Company and Rights Agent that it is “more-likely-than-not” that such reporting is incorrect under U.S. federal income tax law.

3. The Rights Agent.

3.1 Appointment of Rights Agents; Certain Duties and Responsibilities. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its fraud, willful misconduct, bad faith or gross negligence (in each case as determined by a final, non- appealable decision of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the fraud, willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent (but not including reimbursable expenses and other charges) during the 18 months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

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3.2 Certain Rights of Rights Agent

(a) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of the Company.

(b) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, bad faith, gross negligence or willful misconduct on its part (in each case as determined by a final, non-appealable decision of a court of competent jurisdiction), incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(c) The Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection and shall be held harmless by the Company in respect of any action taken or omitted by it hereunder in the absence of fraud, bad faith, gross negligence or willful misconduct and in reliance thereon.

(d) The permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty.

(e) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f) The Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery herof (except the due execution and deliver hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and deliver hereof by the Company); nor shall it be responsible for any breach by the Company or any other Person of any covenant or condition contained in this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights

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hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s fraud, gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes. For avoidance of any doubt, any payments made by the Company under this Section 3.2(f) will be deducted from the CVR Payments.

(h) The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other documented disbursements incurred in the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any of the Company, Aadi or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(k) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Aadi resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

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(m) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(n) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(o) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to this Agreement, including without limitation obligations under applicable regulation or law.

(p) The obligations of the Company and rights of the Rights Agent under this Section 3.2 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 45 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

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(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holder Representative, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

4. Covenants

4.1 List of Holders. The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days of the Effective Time.

4.2 Payment. If any CVR Payment is due under Section 2.4(a), the Company will deposit the CVR Payment with the Rights Agent for payment to the Holders in accordance with Section 2.4(c).

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4.3 Prohibited Actions.

(a) Notwithstanding anything to the contrary herein, the Company will not, and will cause its Subsidiaries to not, willfully and materially breach any of the material terms and conditions under any of the Covered Agreements in a manner that would reasonably be expected to be adverse to the interests of the Holders.

(b) The Company shall take no action for the principal purpose of (i) reducing the amount of any CVR Payment payable under this Agreement or (ii) restricting the Company’s ability to pay any of the CVR Payment hereunder.

4.4 Books and Records. The Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm the applicable Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

5. The Holder Representative

5.1 Appointment of Holder Representative. The Holder Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of the Company’s obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

5.2 Authority. The appointment of the Holder Representative in accordance with this Agreement is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. All decisions of the Holder Representative shall be final and binding on all Holders. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holder Representative and any document executed by the Holder Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by the Company or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Holder Representative shall not be responsible, and shall be indemnified by the Holders and the Company, for any loss suffered by, or liability to the Holders, arising out of this Agreement, including as a result of legal action, arising out of any act done or omitted by the Holder Representative in connection with the acceptance or administration of the Holder Representative’s duties hereunder, unless such act or omission involves fraud, bad faith, gross negligence or willful misconduct.

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5.3 Successor Holder Representative. The Holder Representative may be removed for any reason or no reason by written consent of the Acting Holders. In the event that the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holder Representative for all purposes of this Agreement. The newly-appointed Holder Representative shall notify the Company, the Rights Agent and any other appropriate Person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holder Representative as set forth in such written notice. In the event that within 30 days after the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, no successor Holder Representative has been so selected, the Company shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such Person is the successor Holder Representative, and such Person shall be the successor Holder Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such next-largest-quantity Person is the successor Holder Representative, and such next-largest-quantity Person shall be the successor Holder Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 8.3, provided that no enforcement may be brought hereunder unless and until such enforcement is approved by the Acting Holders. If a successor Holder Representative is not appointed pursuant to the preceding procedure within 60 days after the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Company shall appoint a successor Holder Representative.

5.4 Termination of Duties and Obligations. The Holder Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding or until this Agreement expires or is terminated pursuant to Section 9.8, whichever is earlier.

6. Amendments

6.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

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(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.3, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.3;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6 or (ii) following a transfer of such CVRs to the Company or its subsidiaries in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreements, provided that, in each case, such additions, eliminations or changes do not materially adversely affect the interests of the Holders.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

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6.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Holder Representative, the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

6.3 Effect of Amendments.

Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

7. Other Provisions of General Application

7.1 Notices to Rights Agent and the Company. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue, Brooklyn, NY 11219

Attn: [___________]

Email: [___________]

With a copy to:

[___________]

[___________]

[___________]

Attn: [___________]

Email: [___________]

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If to the Company, to it at:

[___________]

[___________]

[___________]

Attn: [___________]

Email: [___________]

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Danielle M. Lauzon, Andrew H. Goodman

Email: dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com

If to the Holder Representatives, to him or her at:

[___________]

[___________]

[___________]

Attn: [___________]

Email: [___________]

A Party may specify a different address or electronic mail address by giving notice in accordance with this Section 6.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3 The Company Successors and Assigns; Merger of Rights Agent.

(a) the Company may not assign this Agreement without the prior written consent of the Holder Representative, provided that (a) the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the

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Company (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Company shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of the Company hereunder, with such Assignee substituted for the Company under this Agreement, and (b) the Company may assign this Agreement in its entirety without the consent of any other party to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”, and such transaction, the “Acquisition”). This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors, acquirers and each Assignee. Each reference to “the Company” in this Agreement shall be deemed to include the Company’s successors, acquirers and all Assignees. Each of the Company’s successors, acquirers and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVR Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the Parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of the Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.3(b).

7.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Company, the Company’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, the Company, the Company’s successors and assignees, and the Holders. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and the Company, which notice, if given, shall be irrevocable. In such event, such Holder’s CVRs will not be included for determining the Payment Amounts to all other Holders.

7.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

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7.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

7.7 Termination.

(a) This Agreement will expire and be of no force or effect, and will terminate automatically upon the earlier of (a) the twenty (20) year anniversary of Closing, and (b) the time at which the License Agreement has expired or been terminated and no other amounts are reasonably expected to be owed under any other Covered Agreement (which the Company shall notify the Holder Representative of in writing).

(b) The Parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Company to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made upon the payment of the full amount of all CVR Payments to the Rights Agent and the payment of the full amount of all Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable Payment Amount to each Holder at the address reflected in the CVR Register.

(c) The Company shall be permitted, prior to a change of control event, to terminate this Agreement so long as immediately prior to such termination, the Company agrees to pay out Net Proceeds under this Agreement for the remaining CVR Term, at the then existing fair market value of the amounts that remain payable or may be payable under this Agreement. The fair market value shall be mutually determined by the Company and the Holder Representative; provided that, if the Company and the Holder Representative are unable to agree, either Party may, upon request, cause the Company to engage a Valuation Expert to determine such value, using the same methods as described in Section 2.4(d) of this Agreement. It is hereby agreed and understood by the Parties that, so long as the Company pays no less than the amount determined by the Valuation Expert pursuant to Section 2.4(d) of this Agreement or as agreed with the Holder Representative, the Company will be considered to have fully satisfied all of its obligations under the Agreement, and the Company will be entitled to terminate this Agreement following the distribution of such amounts.

(d) Upon termination or expiry of this Agreement pursuant to this Section 7.7, all CVRs issued hereunder shall be automatically cancelled and forfeited by the Holders without any consideration or payment therefor.

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7.8 Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other party.

7.9 Entire Agreement. Notwithstanding the reference to any other agreement hereunder, this Agreement contains the entire understanding of the Parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the Parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and control.

7.10 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between the Parties arising out of or relating to this Agreement, each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.10; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

7.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

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(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified.

(g) The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(h) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the Parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AERPIO PHARMACEUTICALS, INC.

By:
Name:
Title:

HOLDER REPRESENTATIVE

By:
Name:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title: